EXHIBIT 99.3

AMENDED ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006.

Financial Highlights

For the Years Ended December 31, (In millions, except per share figures)	2006	2005	2004

Revenue	$10,547	$10,082	$10,026

Income Before Income Taxes and Minority Interest	$912	$302	$283

Income From Continuing Operations	$632	$201	$175

Net Income	$990	$404	$176

Stockholders’ Equity	$5,819	$5,360	$5,056

Diluted Income Per Share:
Income From Continuing Operations	$1.14	$0.37	$0.33
Net Income	$1.76	$0.74	$0.33

Dividends Paid Per Share	$0.68	$0.68	$1.30

Year-end Stock Price	$30.66	$31.76	$32.90

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Income

	For the Years Ended December 31, (In millions, except per share figures)	2006	2005	2004

	Revenue:
	Service revenue	$10,350	$9,902	$9,877
	Investment income (loss)	197	180	149

	Operating revenue	10,547	10,082	10,026

	Expense:
	Compensation and benefits	6,515	6,327	6,073
	Other operating expenses	2,877	3,135	2,853
	Settlement and other costs	—	30	618

	Operating expenses	9,392	9,492	9,544

	Operating income	1,155	590	482
	Interest income	60	44	20
	Interest expense	(303)	(332)	(219)

	Income before income taxes and minority interest	912	302	283
	Income taxes	272	95	100
	Minority interest, net of tax	8	6	8

	Income from continuing operations	632	201	175
	Discontinued operations, net of tax	358	203	1

	Net income	$990	$404	$176

Basic net income per share	– Continuing operations	$1.15	$0.37	$0.33
	– Net income	$1.80	$0.75	$0.33

Diluted net income per share	– Continuing operations	$1.14	$0.37	$0.33
	– Net income	$1.76	$0.74	$0.33

	Average number of shares outstanding – Basic	549	538	526
	– Diluted	557	543	535

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Balance Sheets

December 31,

(In millions of dollars)	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$2,015	$1,903

Receivables
Commissions and fees	2,340	2,123
Advanced premiums and claims	82	117
Other	452	350

	2,874	2,590
Less – allowance for doubtful accounts and cancellations	(156)	(157)

Net receivables	2,718	2,433

Assets of discontinued operations	1,921	1,473
Other current assets	322	283

Total current assets	6,976	6,092
Goodwill and intangible assets	7,595	7,574
Fixed assets, net	990	1,108
Long-term investments	124	153
Pension related assets	613	1,596
Other assets	1,839	1,369

	$18,137	$17,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,111	$498
Accounts payable and accrued liabilities	2,486	2,206
Regulatory settlements – current portion	178	267
Accrued compensation and employee benefits	1,230	1,142
Accrued income taxes	131	112
Dividends payable	—	93
Liabilities of discontinued operations	782	384

Total current liabilities	5,918	4,702

Fiduciary liabilities	3,587	3,679
Less – cash and investments held in a fiduciary capacity	(3,587)	(3,679)

	—	—
Long-term debt	3,860	5,044
Regulatory settlements	173	348
Pension, postretirement and postemployment benefits	1,085	1,174
Liability for errors and omissions	624	624
Other liabilities	658	640

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	—	—
Common stock, $1 par value, authorized 1,600,000,000 shares, issued 560,641,640 shares in 2006 and 2005	561	561
Additional paid-in capital	1,138	1,143
Retained earnings	5,691	4,989
Accumulated other comprehensive loss	(1,272)	(756)

	6,118	5,937
Less – treasury shares at cost, 8,727,764 in 2006 and 15,057,704 in 2005	(299)	(577)

Total stockholders’ equity	5,819	5,360

	$18,137	$17,892

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

For the Years Ended December 31,

(In millions of dollars)	2006	2005	2004

Operating cash flows:
Net income	$990	$404	$176
Adjustments to reconcile net income to cash generated from operations:
Depreciation of fixed assets and capitalized software	391	391	392
Amortization of intangible assets	97	99	64
Provision (benefit) for deferred income taxes	60	36	(71)
Net (gains) losses on investments	(222)	(183)	(200)
Disposition of assets	(218)	(19)	—
Accrual of stock-based compensation, resulting from adoption of SFAS 123(R)	116	64	—
Changes in assets and liabilities:
Net receivables	(157)	57	(107)
Other current assets	(651)	122	60
Other assets	19	(229)	93
Accounts payable and accrued liabilities	682	(35)	858
Accrued compensation and employee benefits	94	(167)	328
Accrued income taxes	(242)	4	(39)
Other liabilities	(184)	(72)	446
Effect of exchange rate changes	103	(73)	69

Net cash provided by operations	878	399	2,069

Financing cash flows:
Net decrease in commercial paper	—	(129)	(311)
Proceeds from issuance of debt	322	2,341	4,265
Other repayments of debt	(888)	(1,990)	(2,003)
Purchase of treasury shares	—	—	(536)
Issuance of common stock	181	269	456
Dividends paid	(374)	(363)	(681)

Net cash (used for) provided by financing activities	(759)	128	1,190

Investing cash flows:
Capital expenditures	(307)	(345)	(376)
Net sales (purchases) of long-term investments	(107)	318	120
Proceeds from sales related to fixed assets	136	46	23
Dispositions	375	156	—
Acquisitions	(221)	(74)	(2,364)
Other, net	(12)	52	41

Net cash (used for) provided by investing activities	(136)	153	(2,556)

Effect of exchange rate changes on cash and cash equivalents	73	(43)	28

Increase in cash and cash equivalents	56	637	731
Cash and cash equivalents at beginning of period	2,033	1,396	665

Cash and cash equivalents at end of period	2,089	2,033	1,396

Cash and cash equivalents – reported as discontinued operations	(74)	(130)	(145)

Cash and cash equivalents – continuing operations	$2,015	$1,903	$1,251

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity and Comprehensive Income

For the Years Ended December 31,

(In millions, except per share figures)	2006	2005	2004

COMMON STOCK
Balance, beginning of year	$561	$561	$561
Issuance of shares under stock compensation plans and employee stock purchase plans	—	—	—

Balance, end of year	$561	$561	$561

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$1,143	$1,316	$1,301
Acquisitions	—	(15)	1
SFAS 123(R) periodic compensation costs and Implementation adjustment	90	202	—
Issuance of shares to MMC retirement plan	—	(160)	—
Issuance of shares under stock compensation plans and employee stock purchase plans and related tax benefits	(95)	(200)	14

Balance, end of year	$1,138	$1,143	$1,316

RETAINED EARNINGS
Balance, beginning of year	$4,989	$5,044	$5,386
Net income (a)	990	404	176
Dividend equivalents paid	(8)	(2)	—
Dividends declared – (per share amounts: $.51 in 2006, $.85 in 2005, $.99 in 2004)	(280)	(457)	(518)

Balance, end of year	$5,691	$4,989	$5,044

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(756)	$(370)	$(279)
Foreign currency translation adjustments (b)	305	(271)	234
Unrealized investment holding losses net of reclassification adjustments (c)	(17)	(85)	(58)

Initial adoption of SFAS 158, net of tax	(905)	—	—
Minimum pension liability adjustment (d)	101	(30)	(266)
Net deferred loss on cash flow hedges (e)	—	—	(1)

Balance, end of year	$(1,272)	$(756)	$(370)

TREASURY SHARES
Balance, beginning of year	$(577)	$(1,495)	$(1,518)
Purchase of treasury shares	—	—	(524)
Acquisitions	2	82	7
Issuance of shares to MMC retirement plan	—	365	—
Issuance of shares under stock compensation plans and employee stock purchase plans	276	471	540

Balance, end of year	$(299)	$(577)	$(1,495)

TOTAL STOCKHOLDERS’ EQUITY	$5,819	$5,360	$5,056

TOTAL COMPREHENSIVE INCOME (a+b+c+d+e)	$1,379	$18	$85

          The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Operations: Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC’s business segments are risk and insurance services, risk consulting & technology, consulting and investment management.

As discussed in Note 5, MMC disposed of several businesses in 2006 and 2005, which are classified as discontinued operations in these financial statements.

The risk and insurance services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. Prior to the sale of MMC Capital’s business to Stone Point Capital, LLC (“Stone Point”) on May 31, 2005, the risk and insurance services segment also provided services principally in connection with originating, structuring and managing investments, primarily in the insurance and financial services industries. MMC no longer participates in the investment decisions or management of Stone Point or the Trident funds. However, MMC continues to own investments in the funds managed by Stone Point and directly owns investments in certain insurance and financial services entities through its subsidiary Marsh and McLennan Risk Capital Holdings (“Risk Capital Holdings”).

The risk consulting & technology segment provides various risk consulting and related risk mitigation services to corporate, government, institutional and individual clients. These services fall into two main business groups: consulting, which includes corporate advisory & restructuring services, consulting services and security services; and technology-enabled services.

The consulting segment provides advice and services to the managements of organizations in the areas of Human Resource Consulting, comprising retirement and investments, health & benefits, outsourcing and talent; and Specialty Consulting, comprising management consulting, organization design and change management, and economic consulting.

The investment management segment primarily provides securities investment advisory distribution and administrative services for institutional accounts and a group of publicly held investment companies. MMC conducts business in its investment management segment through Putnam. On February 1, 2007, MMC announced that it had entered into an agreement with Great-West Lifeco Inc. (“GWL”), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam Investments Trust for $3.9 billion in cash. The sale includes Putnam’s interest in the T.H. Lee private equity business. The purchase price is subject to possible adjustment based on (i) changes in Putnam’s adjusted stockholders’ equity between September 30, 2006 and closing and (ii) any decline below an agreed threshold in Putnam’s adjusted asset management revenue between December 31, 2006 and closing. MMC expects the sale of Putnam to close in mid-2007. The 2006 and comparative results of Putnam are included in discontinued operations in the accompanying consolidated statements of income and consolidated balance sheets. Putnam comprises the entire investment management segment.

Principles of Consolidation: The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds.

Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in service revenue, amounted to $180 million in 2006, $151 million in 2005, and $130 million in 2004. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities. At December 31, 2006, Putnam managed the investment of approximately $1.4 billion of the fiduciary assets.

Net uncollected premiums and claims and the related payables were $8.7 billion and $10.4 billion at December 31, 2006 and 2005, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying consolidated balance sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying consolidated balance sheets as receivables.

Revenue: Risk and Insurance Services revenue includes insurance commissions, fees for services rendered, interest income on certain fiduciary funds and market service fees from insurers earned on placements made prior to October 2004. Effective October 1, 2004 Marsh agreed to eliminate contingent compensation agreements with insurers. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC’s reinsurance operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture. Prior to 2006, revenue also includes compensation for services provided in connection with the organization, structuring and management of insurance, financial and other industry-focused investments, as well as appreciation or depreciation that has been recognized on holdings in such investments. MMC no longer receives management fees or origination fees related to Stone Point’s business except that MMC retained the right to receive certain performance fees related to the Trident II private equity partnership. MMC will continue to receive dividends and to recognize capital appreciation or depreciation on its investment holdings. In addition, Crump Group, Inc. and Sedgwick CMS Holdings and Price Forbes, which were previously part of this segment, are classified as discontinued operations.

Risk Consulting & Technology compensation consists of fees paid by clients. Such fees are typically charged on an hourly, project, or fixed fee basis, and sometimes on a per service or per unit basis. Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from hourly or daily rate engagements is recognized as hours are expended at the agreed-upon billing amounts. Revenue related to fixed price arrangements is recognized based upon a proportional performance model. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when the product is shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Software revenue is recorded net of estimated customer returns and allowances. Contingent fees are recognized as earned and upon satisfaction of all conditions to their payment. Kroll Security International, which was previously part of this segment, is classified as a discontinued operation.

Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where Mercer is remunerated based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement. For fixed fee engagements, revenue is recognized using a proportional performance model. Revenue from insurance commissions not subject to a fee arrangement is recorded over the effective period of the applicable policies. Revenues for asset based fees are recognized on an accrual basis by applying the daily/monthly rate as contractually agreed with the client to the net asset value.

MMC has deferred the recognition of performance fee revenue in connection with the management of certain private equity funds of $48 million at December 31, 2006. This revenue is based on the investment performance over the life of each private equity fund, and future underperformance may result in the forfeiture of such revenue. As noted above, MMC only recognizes performance fee revenue when such fees are no longer subject to forfeiture, which for the $48 million noted above, may take a number of years to resolve.

Cash and Cash Equivalents: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less.

Fixed Assets: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

The components of fixed assets are as follows:

December 31, (In millions of dollars)	2006	2005

Furniture and equipment	$1,290	$1,302
Land and buildings	397	457
Leasehold and building improvements	719	719

	2,406	2,478
Less-accumulated depreciation and amortization	(1,416)	(1,370)

	$990	$1,108

Investment Securities: MMC holds investments in both public and private companies, as well as certain private equity funds. Publicly traded investments are classified as available for sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and carried at market value. Non-publicly traded investments are carried at cost in accordance with APB Opinion No. 18 (“APB 18”). Changes in the fair value of trading securities are recorded in earnings when they occur. Changes in the fair value of available for sale securities are recorded in stockholders’ equity, net of applicable taxes, until realized. Securities classified as trading or available for sale under SFAS 115, or carried at cost under APB 18, are included in Long-term investments in the consolidated balance sheets.

Certain investments, primarily investments in private equity funds, are accounted for using the equity method under APB 18. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. MMC records its proportionate share of the change in fair value of the funds in earnings. Securities recorded using the equity method are included in Other assets in the consolidated balance sheets.

Gains or losses recognized in earnings from the investment securities described above are included in Investment income (loss) in the consolidated statements of income. Costs related to management of MMC’s investments, including incentive compensation partially derived from investment income and loss, are recorded in operating expenses.

Goodwill and Other Intangible Assets: Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. MMC performs an annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

Capitalized Software Costs: MMC capitalizes certain costs to develop, purchase, or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Costs incurred during the preliminary project stage and post implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Computer software costs of $229 million and $246 million, net of accumulated amortization of $465 million and $349 million at December 31, 2006 and 2005, respectively, are included in Other assets in the consolidated balance sheets.

Legal and Other Loss Contingencies: MMC and its subsidiaries are subject to a significant number of claims, lawsuits and proceedings. MMC records liabilities for contingencies including legal costs when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. To the extent such losses can be recovered under MMC’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. Contingent liabilities are not discounted.

Income Taxes: MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating tax positions. Tax allowances are established for uncertain tax positions when, despite the belief that the tax return positions are consistent with applicable law, there is the potential that they may be successfully challenged. The allowances, are established for all identified liabilities and related interest, that are probable and can be estimated in accordance with SFAS No. 5. The possibility that a taxing authority may not assert an issue is not taken into account. It is assumed that the taxing authority will become fully aware of all facts relating to an issue and propose adjustments as appropriate. Allowances are evaluated based upon the facts and circumstances that exist at each reporting period. Allowances for issues that have been asserted by tax authorities and resolved by agreement are adjusted in the quarter when agreement is reached. If the statute of limitations operates to bar assessment of an issue that has not been asserted by a taxing authority, the related allowance is reversed at that time.

Tax law requires items to be included in MMC’s tax returns at different times than the items are reflected in the consolidated statements of income. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2006 amounted to approximately $1.6 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $70 million.

Derivative Instruments: All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Variable Interest Entities: Through Putnam, MMC manages $4.8 billion in the form of Collateralized Debt Obligations (“CDOs”), Collateralized Bond Obligations (“CBOs”) and Collateralized Loan Obligations (“CLOs”). Separate limited liability companies were established to issue the notes evidencing these obligations and to hold the underlying collateral, which consists of high-yield bonds and other securities. Putnam serves as the collateral manager for the CDOs, CBOs and CLOs. The maximum loss exposure related to the CDOs, CBOs and

CLOs is limited to Putnam’s investment totaling $4.6 million in certain of these CDOs and CLOs, reflected in assets of discontinued operations in the consolidated balance sheets at December 31, 2006. MMC has concluded it is not the primary beneficiary of these entities under FIN 46(R) “Consolidation of Variable Interest Entities.”

Concentrations of Credit Risk: Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

Per Share Data: Basic net income per share and income from continuing operations per share are calculated by dividing the respective after tax income by the weighted average number of shares of MMC’s common stock outstanding, excluding unvested restricted stock. Diluted net income per share and income from continuing operations per share are calculated by dividing the respective after tax income by the weighted average common shares outstanding, which have been adjusted for the dilutive effect of potentially issuable common shares. Reconciliation of net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding is presented below. The reconciling items related to the calculation of diluted weighted average common shares outstanding is the same for continuing operations.

For the Years Ended December 31, (In millions)		2006	2005	2004

Net Income		$990	$404	$176
Less:	Potential minority interest expense associated with Putnam Class B Common Shares	(13)	(5)	—
Add:	Dividend equivalent expense related to common stock equivalents	—	1	2

Net Income for diluted earnings per share		$977	$400	$178

Basic weighted average common shares outstanding		549	538	526
Dilutive effect of potentially issuable common shares		8	5	9

Diluted weighted average common shares outstanding		557	543	535

Average stock price used to calculate common stock equivalents		$29.06	$29.65	$42.12

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

New Accounting Pronouncements: In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS 158”). SFAS 158 requires that MMC recognize the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in MMC’s balance sheet. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006. The impact of adopting SFAS 158 caused a reduction in assets of $659 million and an increase in liabilities of $259 million including a related adjustment to tax benefits of $424 million. The net impact of adopting SFAS 158 was a reduction to MMC’s stockholders’ equity of $908 million, $807 million including the impact of recording a minimum pension credit prior to the adoption of SFAS 158. SFAS 158 also requires companies to measure the funded status of their plans as of their year-end balance sheet date no later than 2008. MMC’s existing policy is to measure the funded status of its Plans as of its year-end balance sheet date and therefore, MMC is not impacted by this requirement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of MMC’s 2008 fiscal year. MMC is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 will be effective for MMC beginning in the first quarter of 2007, with the cumulative effect of any change in accounting principle recorded as an adjustment to opening retained earnings. On February 27, 2007 the FASB issued draft implementation guidance in the form of a proposed FASB Staff Position subject to a thirty day comment period. Pending finalization of this guidance, MMC is evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial position and results of operations.

Reclassifications: Certain reclassifications have been made to the prior year amounts to conform with current year presentation, in particular with regard to discontinued operations classification for Kroll Security International and certain balance sheet line items.

2. Supplemental Disclosures

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Purchase acquisitions:
Assets acquired, excluding cash	$200	$68	$2,353
Liabilities assumed	—	—	(17)
Issuance of debt and other obligations	(32)	(8)	(33)
Deferred purchase consideration	53	80	61
Shares issuable	—	(66)	—

Net cash outflow for acquisitions	$221	$74	$2,364

Interest paid	$300	$307	$198
Income taxes paid	$597	$156	$383

The consolidated cash flow statements include the cash flow impact of discontinued operations in each cash flow category. The cash flow impact of discontinued operations from the operating, financing and investing cash flow categories is as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Net cash provided by (used for) operations	$22	$(18)	$76

Net cash (used for) provided by financing activities	$(52)	$24	$(25)

Net cash used for investing activities	$(26)	$(20)	$(63)

An analysis of the allowance for doubtful accounts is as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Balance at beginning of year	$157	$142	$115
Provision charged to operations	11	49	30
Accounts written-off, net of recoveries	(23)	(25)	(10)
Effect of exchange rate changes	11	(9)	7

Balance at end of year	$156	$157	$142

In December 2006, MMC contributed its limited partnership interest in Trident III, valued at $182 million to its pension plan in the United Kingdom.

In September 2005, the Company contributed 8 million shares of MMC common stock valued at $205 million, to the U.S. qualified retirement plan.

3. Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) are as follows:

December 31, (In millions of dollars)		2006	2005	2004

Foreign currency translation adjustments		$305	$(271)	$234
Unrealized investment holding gains, net of income tax liability of $2, $10 and $3 in 2006, 2005 and 2004, respectively		7	18	8
Less:	Reclassification adjustment for realized gains included in net income, net of income tax liability of $14, $55 and $36 in 2006, 2005 and 2004, respectively	(24)	(103)	(66)
Minimum pension liability adjustment, net of income tax liability (benefit) of $51 in 2006, ($3) in 2005 and ($123) in 2004		101	(30)	(266)
Deferred loss on cash flow hedges, net of income tax benefit of $0, $0 and $(1) in 2006, 2005 and 2004, respectively		—	—	(1)

		$389	$(386)	$(91)

The components of accumulated other comprehensive income (loss), net of taxes, are as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005

Foreign currency translation adjustments	$278	$(27)
Net unrealized investment gains	36	53
Minimum pension liability adjustment	—	(782)
Net changes under SFAS 158	(1,586)	—

	$(1,272)	$(756)

4. Acquisitions and Dispositions

During 2006, MMC made 16 acquisitions, for total purchase consideration of $200 million. The allocation of purchase consideration resulted in acquired goodwill of $132 million as of December 31, 2006. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized.

In December 2006, MMC sold its interest in Kroll Security International, which provided high risk asset and personal protection services. The gain on sale is included in discontinued operations.

In September 2006, MMC sold the assets of Price Forbes, its U.K.-based insurance wholesale operation. The loss on the sale, which included a charge in the first quarter of 2006 to reduce the carrying amount of its assets to fair value, is included in discontinued operations.

In January 2006, MMC sold its majority interest in Sedgwick CMS Holdings (“SCMS”), a provider of claims management and associated productivity services. The gain on sale, including the gain on MMC’s indirect investment in SCMS through the Trident II private equity fund, is included in discontinued operations.

During 2005, MMC made nine acquisitions, for total purchase consideration of $68 million. The allocation of purchase consideration resulted in acquired goodwill of $45 million during 2005.

In May 2005, MMC sold the assets of MMC Capital, its private equity manager, to Stone Point Capital LLC, a company controlled by the former managers of MMC Capital, for approximately $3 million. Stone Point has assumed responsibility for management of the Trident Funds and other private equity funds previously managed by MMC Capital. MMC does not participate in the investment decisions or management of Stone Point or the private equity funds managed by Stone Point. MMC continues to own direct investments in insurance and financial services companies, including Ace Ltd., XL Capital Ltd. and Axis Capital Holdings Ltd., as well as its investments in Trident II and other funds managed by Stone Point.

5. Discontinued Operations

On February 1, 2007, MMC announced that it had entered into an agreement with Great-West Lifeco Inc. (“GWL”), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam Investments Trust. The account balances and activities of Putnam were segregated and reported as discontinued operations in the accompanying consolidated financial statements.

In the fourth quarter of 2006, Kroll completed the sale of Kroll Security International (“KSI”), its international high-risk asset and personal protection division. The gain on the disposal of KSI and the financial results associated with 2006 and prior periods are included in discontinued operations.

In the first quarter of 2006, MMC determined that Price Forbes, its U.K.-based insurance wholesale operation, met the criteria for classification as a discontinued operation. The 2006 results of Price Forbes, which include a charge to reduce the carrying amount of its assets to fair value less cost to sell, are included in discontinued operations in the consolidated statement of income. The results of Price Forbes were insignificant to MMC’s 2005 results and therefore, prior year amounts have not been restated. MMC completed the sale of Price Forbes in September 2006.

MMC sold Crump Group, Inc., its U.S.-based wholesale insurance broker, during the fourth quarter of 2005, and its majority interest in SCMS, a provider of claims management and associated productivity services, on February 1, 2006. The account balances and activities of these entities are presented as discontinued operations in the accompanying consolidated financial statements.

Price Forbes, Crump and SCMS were part of MMC’s risk and insurance services segment, while KSI was part of MMC’s risk consulting & technology segment. Putnam represented the entire investment management segment.

Summarized Statements of Income data for discontinued operations is as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Revenue	$1,533	$2,037	$2,144

Income before provision for income tax	$304	$306	$160
Provision for income tax	118	117	159

Income from discontinued operations, net of tax	186	189	1

Gain on disposal of discontinued operations	298	55	—
Provision for income tax	126	41	—

Gain on disposal of discontinued operations, net of tax	172	14	—

Discontinued operations, net of tax	$358	$203	$1

Summarized Balance Sheet data for discontinued operations is as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005

Assets of discontinued operations:
Current assets	$779	$529
Fixed assets, net	53	101
Goodwill and intangible assets	180	277
Long-term investments	473	124
Other assets	436	442

Total assets of discontinued operations	$1,921	$1,473

Liabilities of discontinued operations	$782	$384

6. Goodwill and Other Intangibles

MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually or more frequently if circumstances indicate impairment may have occurred. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. MMC completed its annual impairment tests in the third quarter of 2006 and determined that such assets were not impaired.

Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)	2006	2005

Balance as of January 1	$7,121	$7,337
Goodwill acquired	132	42
Disposals	(29)	(95)
Purchase accounting adjustments in accordance with SFAS No. 141	(111)	(38)
Other adjustments (a)	93	(125)

Balance as of December 31	$7,206	$7,121

(a)	Primarily includes foreign exchange

Goodwill allocable to each of MMC’s reportable segments is as follows: Risk and Insurance Services $3.7 billion; Risk Consulting & Technology $1.6 billion; and Consulting $1.9 billion.

Amortized intangible assets consist of the cost of client lists, client relationships and trade names acquired. The gross cost and accumulated amortization by major intangible asset class is as follows:

	2006			2005

December 31, (In millions of dollars)	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount

Total amortized intangibles	$655	$266	$389	$638	$191	$447

Aggregate amortization expense for the years ended December 31, 2006 and 2005, was $80 million and $82 million, respectively, and the estimated future aggregate amortization expense is as follows:

For the Years Ending December 31, (In millions of dollars)	Estimated Expense

2007	$59
2008	53
2009	45
2010	37
2011	34
Subsequent years	161

$389

7. Income Taxes

Income before income taxes and minority interest shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Income before income taxes and minority interest:
U.S.	$233	$(120)	$(224)
Other	679	422	507

	$912	$302	$283

Income taxes:
Current–
U.S. Federal	$(68)	$(158)	$171
Other national governments	224	123	78
U.S. state and local	65	35	32

	221	—	281

Deferred–
U.S. Federal	140	105	(212)
Other national governments	(59)	(7)	67
U.S. state and local	(30)	(3)	(36)

	51	95	(181)

Total income taxes	$272	$95	$100

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31, (In millions of dollars)	2006	2005

Deferred tax assets:
Accrued expenses not currently deductible (a)	$544	$643
Differences related to non-U.S. operations	301	172
Accrued retirement & postretirement benefits – non-U.S. operations	240	51
Net operating losses (b)	96	31
Income currently recognized for tax	57	51
Other	31	30

	$1,269	$978

Deferred tax liabilities:
Unrealized investment holding gains	$13	$25
Differences related to non-U.S. operations	134	88
Depreciation and amortization	180	298
Accrued retirement benefits	12	118
Other	126	57

	$465	$586

(a)	Net of valuation allowance of $0 million and $6 million, respectively.
(b)	Net of valuation allowance of $6 million and $57 million, respectively.

December 31, (In millions of dollars)	2006	2005

Balance sheet classifications:
Current assets	$128	$114
Other assets	$687	$278
Other liabilities	$11	$—

A reconciliation from the U.S. Federal statutory income tax rate to MMC’s effective income tax rate is shown below.

For the Years Ended December 31,	2006	2005	2004

	%	%	%

U.S. Federal statutory rate	35.0	35.0	35.0
U.S. state and local income taxes– net of U.S. Federal income tax benefit	2.5	7.0	(4.1)
Differences related to non-U.S. operations	(7.9)	(10.3)	(11.6)
NYAG lawsuit, including state taxes	—	—	18.3
Meals and entertainment	1.1	2.6	3.5
Dividends paid to employees	(.5)	(2.2)	(4.7)
Other	(.4)	(.7)	(1.2)

Effective tax rate	29.8	31.4	35.2

Reversals of valuation allowances recorded in prior years reduced the tax provision by $26 million in 2006. The valuation allowances had a net decrease of $56 million in 2006 compared with a net increase of $24 million in 2005. Approximately 50% of the Company’s net operating loss carryforwards expire over various periods from 2007 through 2025, and others are unlimited. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions the Company uses in forecasting future taxable income require significant judgment and take into account the Company’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences are deductible. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, MMC believes it is more likely than not that it will realize the benefits of the deferred tax assets, net of existing valuation allowances at December 31, 2006. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The American Jobs Creation Act (the “Act”), adopted on October 22, 2004, provided for a special one-time tax deduction, or dividend received deduction, of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. In the fourth quarter of 2005, MMC recorded an income tax benefit of $8 million, attributable to the repatriation of approximately $585 million of qualifying earnings under the provisions of the Act. The $8 million tax benefit resulted from the reversal of deferred tax liabilities previously provided under SFAS No. 109, which were in excess of the tax liabilities from repatriation of these qualifying earnings.

MMC is routinely examined by the Internal Revenue Service and tax authorities in the United Kingdom, as well as states in which it has significant business operations, such as California, Massachusetts and New York. The tax years under examination vary by jurisdiction. MMC regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. MMC has established tax allowances which it believes are adequate in relation to the potential assessments. MMC believes the resolution of tax matters will not have a material effect on the consolidated financial condition of MMC, although a resolution could have a material impact on MMC’s net income or cash flows and on its effective tax rate in a particular future period.

8. Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit pension plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law.

Implementation of SFAS 158
In September 2006, the FASB issued SFAS 158. SFAS 158 requires that MMC recognize on a prospective basis the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The offsetting adjustment to the amount of assets and liabilities required to be recognized is recorded in AOCI, net of tax, in MMC’s 2006 year-end balance sheet. Subsequent changes in the funded status will be recognized through the income statement and other comprehensive income in the year in which they occur as appropriate. The incremental effect of applying SFAS 158 on individual line items in MMC’s consolidated balance sheet as of December 31, 2006 including tax effects is as follows:

(In millions of dollars)	Before Application of Statement 158	Adjustments	After Application of Statement 158

Goodwill and intangible assets	$7,597	$(2)	$7,595
Pension related assets	1,694	(1,081)	613
Other assets	1,415	424	1,839
Total assets	18,796	(659)	18,137

Accounts payable and accrued liabilities	2,438	48	2,486
Pension, postretirement and postemployment benefits	874	211	1,085
Accumulated other comprehensive loss (a)	(364)	(908)	(1,272)
Total stockholders’ equity	$6,727	$(908)	$5,819

(a) The SFAS 158 implementation adjustment excludes a $101 million credit to the minimum pension liability.

Combined U.S. and non-U.S. Plans
The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year are as follows:

	Pension Benefits		Postretirement Benefits

	2006	2005	2006	2005

Weighted average assumptions:
Discount rate (for expense)	5.1%	5.5%	5.6%	5.9%
Expected return on plan assets	8.2%	8.4%	—	—
Rate of compensation increase (for expense)	3.8%	3.6%	—	—
Discount rate (for benefit obligation)	5.4%	5.1%	5.8%	5.6%
Rate of compensation increase (for benefit obligation)	3.8%	3.8%	—	—

The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. MMC uses Mercer actuaries to perform the valuations of its pension plans. MMC utilizes a model developed by its actuaries to assist in the setting of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances, and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the “American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions” and consistent with Actuarial Standards of Practice No. 27. The historical five- and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The target asset allocation for the U.S. plans is 70% equities and 30% fixed income, and for the U.K. plans, which comprise approximately 84% of non-U.S. plan assets, is 58% equities and 42% fixed income. As of the measurement date, the actual allocation of assets for the U.S. plan was 74% to equities and 26% to fixed income, and for the U.K. plans was 62% to equities and 38% to fixed income. The assets of the Company’s defined benefit plans are well-diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans’ real return within acceptable risk parameters. MMC uses threshold-based portfolio rebalancing to ensure the actual portfolio remains consistent with target allocations.

The discount rate selected for each U.S. plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the iBoxx £ Corporates

15-year index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.

The components of the net periodic benefit cost for combined U.S. and non-U.S. defined benefit plans and other postretirement plans are as follows:

For the Years Ended December 31, (In millions of dollars)	Pension Benefits			Postretirement Benefits

	2006	2005	2004	2006	2005	2004

Service cost	$235	$245	$232	$6	$9	$11
Interest cost	494	472	422	14	18	20
Expected return on plan assets	(695)	(640)	(618)	—	—	—
Amortization of prior service credit	(54)	(41)	(38)	(14)	(3)	(2)
Amortization of transition asset	—	—	(5)	—	—	—
Recognized actuarial loss	237	177	90	4	1	3

Net Periodic Benefit Cost	$217	$213	$83	$10	$25	$32

U.S. Plans

The following schedules provide information concerning MMC’s U.S. defined benefit pension plans and postretirement benefit plans:

December 31, (In millions of dollars)	U.S. Pension Benefits		U.S. Postretirement Benefits

	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year	$3,094	$3,013	$194	$309
Service cost	83	88	4	8
Interest cost	182	176	11	15
Amendments	—	(138)	—	(92)
Actuarial loss	33	80	(5)	(27)
Benefits paid	(128)	(125)	(12)	(19)

Benefit obligation at end of year	$3,264	$3,094	$192	$194

Change in plan assets:
Fair value of plan assets at beginning of year	$3,015	$2,635	$—	$—
Actual return on plan assets	475	276	—	—
Employer contributions	20	229	12	19
Benefits paid	(128)	(125)	(12)	(19)

Fair value of plan assets at end of year	$3,382	$3,015	$—	$—

Funded status	$118	$(79)	$(192)	$(194)
Unrecognized net actuarial loss	N/A	858	N/A	38
Unrecognized prior service credit	N/A	(282)	N/A	(93)

Net asset (liability) recognized	$118	$497	$(192)	$(249)

Amounts recognized in the Consolidated Balance Sheets under SFAS 158:
Noncurrent assets	$454	N/A	$—	N/A
Current liabilities	(19)	N/A	(13)	N/A
Noncurrent liabilities	(317)	N/A	(179)	N/A

	$118	N/A	$(192)	N/A
Amounts recognized in the Consolidated Balance Sheets under prior accounting rules:
Prepaid benefit cost	N/A	$746	N/A	$—
Accrued benefit liability	N/A	(314)	N/A	(249)
Accumulated other comprehensive loss	N/A	65	N/A	—

Net amount recognized	N/A	$497	N/A	$(249)

Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service credit	$228	N/A	$78	N/A
Unrecognized net actuarial loss	(572)	N/A	(29)	N/A

Total amounts included in AOCI	$(344)	N/A	$49	N/A
Cumulative employer contributions in excess of net periodic cost	462	N/A	(241)	N/A

Net amount recognized in consolidated balance sheet	$118	N/A	$(192)	N/A

Accumulated benefit obligation at December 31	$3,160	$3,021	$—	$—

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

	U.S. Pension Benefits		U.S. Postretirement Benefits

	2006	2005	2006	2005

Prior service cost (credit)	$(54)	N/A	$(13)	N/A
Net loss	79	N/A	2	N/A

	$25	N/A	$(11)	N/A

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits

	2006	2005	2006	2005

Weighted average assumptions:
Discount rate (for expense)	5.9%	6.0%	5.9%	6.0%
Expected return on plan assets	8.75%	8.75%	—	—
Rate of compensation increase (for expense)	3.4%	3.0%	—	—
Discount rate (for benefit obligation)	6.1%	5.9%	6.1%	5.9%
Rate of compensation increase (for benefit obligation)	3.4%	3.4%	—	—

In September 2005, the Company contributed 8 million shares of MMC common stock, valued at $205 million, to the U.S. qualified plan. Prior to this contribution, the U.S. qualified plan held no MMC securities. Plan assets of approximately $1.9 billion and $2.0 billion at December 31, 2006 and 2005, respectively, were managed by Putnam, which includes both separately managed and publicly available investment funds.

The assets and liabilities of the U.S. defined benefit pension plans were re-measured at October 31, 2005 to reflect a change in substantive plan as defined by SFAS No. 87, “Employer’s Accounting for Pensions” (“SFAS 87”). The changes include changing the benefit formula from a final average salary to a career average salary as well as a change in the calculation for early retirement benefits. The change in substantive plans reduced the projected benefit obligation by approximately $138 million.

The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $337 million, $322 million and $0, respectively, as of December 31, 2006 and $326 million, $315 million and $0, respectively, as of December 31, 2005.

The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

For the Years Ended December 31, (In millions of dollars)	U.S. Pension Benefits			U.S. Postretirement Benefits

	2006	2005	2004	2006	2005	2004

Service cost	$83	$88	$78	$4	$8	$10
Interest cost	182	176	164	11	15	17
Expected return on plan assets	(252)	(233)	(230)	—	—	—
Amortization of prior service credit	(54)	(40)	(38)	(14)	(3)	(2)
Amortization of transition asset	—	—	(5)	—	—	—
Recognized actuarial loss	96	78	46	3	1	3

Net Periodic Benefit Cost	55	69	15	4	21	28

Curtailment gain	—	—	—	—	(1)	—

Total Expense	$55	$69	$15	$4	$20	$28

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The net periodic benefit cost for 2006 and 2005 shown above includes the subsidy.

The assumed health care cost trend rate for Medicare eligibles was approximately 11.5% in 2006, gradually declining to 5% in 2019, and the rate for non-Medicare eligibles was 10% in 2006, gradually declining to 5% in 2016. Assumed health care cost trend rates have a significant effect on the amounts reported for the U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$—	$(4)

Non-U.S. Plans
MMC’s financial statements have always reflected pension expense and additional minimum liabilities for its non-U.S. plans based on the provisions of SFAS 87 and SFAS 132(R). Prior period pension disclosures reflect information for the material pension plans only. In 2006, all plans for which valuations were made under SFAS 87 have been included in the disclosures.

The following schedules provide information concerning MMC’s non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans.

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
December 31,
(In millions of dollars)	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year	$6,288	$5,936	$70	$62
Newly disclosed plans	142	—	—	—
Service cost	152	157	2	1
Interest cost	312	296	3	3
Employee contributions	33	37	—	—
Actuarial loss (gain)	(238)	648	—	9
Effect of settlement	(5)	(14)	—	—
Effect of curtailment	(35)	(40)	—	—
Special termination benefits	5	17	—	—
Benefits paid	(223)	(210)	(3)	(3)
Foreign currency changes	752	(539)	6	(2)
Other	11	—	—	—

Benefit obligation at end of year	$7,194	$6,288	$78	$70

Change in plan assets:
Fair value of plan assets at beginning of year	$5,470	$4,815	$—	$—
Newly disclosed plans	83	—	—	—
Actual return on plan assets	534	785	—	—
Effect of settlement	(5)	(12)	—	—
Company contributions	319	498	3	3
Employee contributions	33	37	—	—
Benefits paid	(223)	(210)	(3)	(3)
Foreign currency changes	684	(443)	—	—

Fair value of plan assets at end of year	$6,895	$5,470	$—	$—

Funded status	$(299)	$(818)	$(78)	$(70)
Unrecognized net actuarial loss	N/A	2,251	N/A	17
Unrecognized prior service cost	N/A	(24)	N/A	(2)

Net asset (liability) recognized	$(299)	$1,409	$(78)	$(55)

December 31,	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits

(In millions of dollars)	2006	2005	2006	2005

Amounts recognized in the Consolidated Balance Sheets under SFAS 158:
Noncurrent assets	$158	N/A	$—	N/A
Current liabilities	(3)	N/A	(3)	N/A
Noncurrent liabilities	(454)	N/A	(75)	N/A

	$(299)	N/A	$(78)	N/A
Amounts recognized in the Consolidated Balance Sheets under prior accounting rules:
Prepaid benefit cost	N/A	$827	N/A	$ —
Accrued benefit liability	N/A	(452)	N/A	(55)
Intangible asset	N/A	6	N/A	—
Accumulated other comprehensive loss	N/A	1,028	N/A	—

Net amount recognized	N/A	$1,409	N/A	$ (55)

Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service benefit	$26	N/A	$2	N/A
Unrecognized net actuarial loss	(2,020)	N/A	(18)	N/A

Total amounts included in AOCI	$(1,994)	N/A	$(16)	N/A

Cumulative employer contributions in excess of net periodic cost	1,695	N/A	(62)	N/A

Net amount recognized in consolidated balance sheet	$(299)	N/A	$(78)	N/A

Accumulated benefit obligation at December 31	$6,507	$5,680	$—	$ —

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

Prior service cost (credit)	$(2)	N/A	$—	N/A
Net loss	120	N/A	1	N/A

	$118	N/A	$1	N/A

The weighted average actuarial assumption utilized in determining the above amounts for the non-U.S. defined benefit and other non-U.S. postretirement plans as of the end of the year are as follows

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits

(In millions of dollars)	2006	2005	2006	2005

Weighted average assumptions:
Discount rate (for expense)	4.7%	5.3%	4.8%	5.6%
Expected return on plan assets	7.9%	8.2%	—	—
Rate of compensation increase (for expense)	4.0%	4.0%	—	—
Discount rate (for benefit obligation)	5.1%	4.7%	5.2%	4.8%
Rate of compensation increase (for benefit obligation)	4.0%	4.0%	—	—

In December 2006, MMC contributed its limited partnership interest in Trident III, valued at $182 million to its pension plan in the United Kingdom.

The assets and liabilities of the U.K. defined benefit pension plan were re-measured at March 31, 2005 to reflect a plan curtailment as defined by SFAS No. 88, “Employers’ Accounting for

Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” Restructuring activities led to a reduction in force which resulted in the elimination of the accrual for defined benefits for a significant number of employees.

The non-U.S. defined benefit plans do not have any direct or indirect ownership of MMC stock.

The benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $3.6 billion, $3.4 billion and $3.2 billion, respectively, as of December 31, 2006 and $3.5 billion, $3.3 billion and $2.8 billion, respectively, as of December 31, 2005.

The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses under SFAS 88 are as follows:

	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
For the Years Ended December 31,
(In millions of dollars)	2006	2005	2004	2006	2005	2004

Service cost	$152	$157	$154	$2	$1	$1
Interest cost	312	296	258	3	3	3
Expected return on plan assets	(443)	(407)	(388)	—	—	—
Amortization of prior service credit	—	(1)	—	—	—	—
Recognized actuarial loss	141	99	44	1	—	—

Net periodic benefit cost	$162	$144	$68	$6	$4	$4

Settlement loss	4	(1)	3	—	—	—
Curtailment loss	3	—	—	—	—	—
Special termination benefits	5	17	6	—	—	—

Total expense	$174	$160	$77	$6	$4	$4

The assumed health care cost trend rate was approximately 7.3% in 2006, gradually declining to 4.0% in 2015. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	$12	$(9)

Estimated Future Benefits Payments
MMC’s estimated future benefit payments for its pension and postretirement benefits (without reduction for Medicare subsidy receipts) at December 31, 2006 are as follows:

	Pension Benefits		Postretirement Benefits
December 31,
(In millions of dollars)	U.S.	Non-U.S.	U.S.	Non-U.S

2007	$147	$387	$13	$3
2008	155	240	13	4
2009	165	263	14	4
2010	175	282	14	4
2011	187	310	15	4
2012-2016	$1,131	$1,602	$85	$24

Contribution Plans
MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan (“SIP”) that are qualified under U.S. tax laws. Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a fixed portion of the employees’ contributions and may also make additional discretionary contributions. The SIP contains an Employee Stock Ownership Plan under U.S. tax law and plan assets of approximately $483 million at December 31, 2006 and $572 million at December 31, 2005 were invested in MMC stock. Effective October 25, 2004, all participants became eligible to direct their Company matching contributions and all of their employee contribution account balances to any of the available investment options. If a participant does not choose an investment direction for his or her future Company matching contributions, they are automatically invested in the Putnam Fixed Income Fund. SIP plan assets of approximately $1,052 million and $1,028 million at December 31, 2006 and 2005, respectively, were managed by Putnam. The cost of these defined contribution plans related to continuing operations was $45 million, $64 million, and $62 million for 2006, 2005 and 2004, respectively.

9. Stock Benefit Plans

MMC maintains multiple share-based payment arrangements under which employees are awarded grants of restricted stock, stock options and other forms of stock-based payment arrangements. Prior to July 1, 2005, MMC accounted for these awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost for stock options was not recognized as long as the stock options granted had an exercise price equal to the market price of MMC’s common stock on the date of grant, the effect of forfeitures on restricted stock, restricted stock units and deferred stock units was recognized when such forfeitures occurred and dividend equivalents on restricted stock units and deferred stock units were expensed in the period incurred. In addition, MMC’s stock purchase plan was not considered compensatory under APB 25, therefore, no expense was required to be recognized. Effective July 1, 2005, MMC adopted the recognition and measurement provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)”), using the modified-prospective transition method. Under this transition method, compensation cost recognized beginning July 1, 2005 includes compensation cost for all share-based payment arrangements granted prior to but not yet vested as of July 1, 2005, based on the grant date fair value and expense attribution methodology determined in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payment arrangements granted subsequent to June 30, 2005, based on the grant-date fair value and expense attribution methodology determined in accordance with the provisions of SFAS 123 (R). In addition, MMC’s stock purchase plan was considered compensatory during the third quarter of 2005, the effect of forfeitures on restricted stock, restricted stock units and deferred stock units is required to be estimated when recognizing compensation cost and dividend equivalents on restricted stock units and deferred stock units expected to vest are required to be classified as dividends. Results for periods prior to July 1, 2005 have not been restated.

As a result of adopting SFAS 123 (R) on July 1, 2005, MMC’s income before income taxes and minority interest for the years ended December 31, 2006 and 2005 is $116 million and $64 million lower, respectively, than if it had continued to account for share-based payment arrangements under APB 25 ($78 million after-tax, or $0.14 per share and $44 million after-tax, or $0.08 per share for the 2006 and 2005 periods, respectively). The cumulative effect of the change in accounting upon adoption of SFAS 123 (R) on July 1, 2005 was not material.

Prior to the adoption of SFAS 123 (R), restricted stock units and deferred stock units were classified as liabilities and measured at their respective grant date fair values. Prepaid compensation cost was recognized for the unearned portion of such awards. Upon implementation of SFAS 123 (R), such awards were adjusted to their respective accrued grant date fair values totaling approximately $110 million and were reclassified to equity.

Effective October 1, 2005, certain features in the MMC stock purchase plan were changed so that shares of MMC common stock will be purchased at a price that is 95% of the average market price of the stock on each quarterly purchase date. In accordance with SFAS 123 (R), the stock purchase plan is no longer compensatory beginning October 1, 2005.

If compensation cost for all MMC’s share-based payment arrangements had been recognized based on the fair value method prescribed by SFAS 123 for the periods prior to the adoption of SFAS 123 (R) on July 1, 2005, MMC’s net income and net income per share in 2005 and 2004 would have been reduced to the pro forma amounts indicated in the table below.

(In millions of dollars, except per share figures)	2005	2004

Net Income:
As reported	$404	$176
Adjustment for fair value method, net of tax	(69)	(146)

Pro forma net income	$335	$30

Net Income Per Share:
Basic:
As reported	$0.75	$0.33
Pro forma	$0.62	$0.06
Diluted:
As reported	$0.74	$0.33
Pro forma	$0.61	$0.06

The pro forma information reflected above includes stock options issued under MMC’s incentive and stock award plans and the Putnam Investments Equity Partnership Plan and stock issued under MMC’s stock purchase plan. In addition, the pro forma information reflected above is based on recognizing the costs of employee stock option awards granted prior to July 1, 2005 to retiree-eligible individuals over the full vesting term of the award. Effective July 1, 2005, MMC began recognizing new employee stock option awards granted to retiree-eligible individuals over a shorter period, consistent with the retirement vesting acceleration provisions of these grants. If the costs of employee stock option awards granted prior to July 1, 2005 to retiree-eligible individuals had been recognized for these individuals under this accelerated method, pro forma net income for the years ended 2005 and 2004 would have amounted to $340 million and $44 million.

MMC Incentive and Stock Award Plans

In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the “2000 Employee Plan”) and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the “2000 Executive Plan”) were adopted. The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the “Compensation Committee”) determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under pre-existing employee stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing executive stock plans.

Stock Options: Options granted under the 2000 Plans may be designated as either incentive stock options or non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price equal to the market value of MMC’s stock at the date of grant. These option awards generally vest 25% per annum and have a contractual term of 10 years. On March 16, 2005, MMC began granting options that provide for a market-based triggering event before a vested option can be exercised. The terms and conditions of these stock option awards provide that (i) options will vest at a rate of 25% a year beginning one year from the date of grant and (ii) each vested tranche will only become exercisable if the market price of MMC’s stock appreciates to a level of 15% above the exercise price of the option and maintains that level for at least ten (10) consecutive trading days after the award has vested. MMC accounts for these awards under SFAS 123(R) as market-condition options. The effect of the market condition is reflected in the grant-date fair value of such awards. Compensation cost is recognized over the requisite service period and is not subsequently adjusted if the market condition is not met. For awards without a market-based triggering event, compensation cost is generally recognized on a straight-line basis over the requisite service period which is normally the vesting period.

At the May 2005 Annual Meeting, MMC’s shareholders approved a stock option exchange offer. Under the exchange offer, eligible employees could exchange certain deeply underwater options for new options with an estimated fair value equal to 90% of the value of options surrendered in exchange, calculated using the Black-Scholes pricing model. Effective July 1, 2005, employees elected to exchange 42 million options for 16 million new options. The exchange resulted in the retirement of 26 million options and no incremental compensation expense was incurred in connection with the new option grants. The exercise price of the new options of $27.86 is equal to the market price of MMC’s common stock as of the new grant date. The new options were unvested when granted and will vest on the later of the second anniversary of the new option grant or the vesting date of the tendered option. The other terms and conditions of the new options are substantially similar to those of the tendered options they replaced.

The estimated fair value of options granted without a market-based triggering event is calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior. Expected volatility prior to July 1, 2005 was calculated based on historical volatility for a period equal to the stock option’s expected life, calculated on a monthly basis. Subsequent to June 30, 2005, MMC began using a blended volatility rate based on the following: (i) volatility derived from daily closing price observations for the 10-year period ended on the valuation date, (ii) implied volatility derived from traded options for the period one week before and one week after the valuation date and (iii) average volatility for the 10-year periods ended on 15 anniversaries prior to the valuation date, using daily closing price observations. The expected dividend yield is based on expected dividends for the expected term of the stock options.

The assumptions used in the Black-Scholes option pricing valuation model for options granted by MMC in 2006, 2005 and 2004 are as follows:

		2005

	2006	Post 6/30/05	Pre 7/1/05	2004

Risk-free interest rate	4.2%-5.0%	3.9%-4.3%	3.7%	2.8%
Expected life (in years)	5.0	5.0	5.0	5.0
Expected volatility	29.0%-30.0%	29.0%	18.5%	19.6%
Expected dividend yield	2.1%-2.7%	2.3%	2.2%	2.3%

The estimated fair value of options granted with a market-based triggering event was calculated using a binomial valuation model. The factors and assumptions used in this model are similar to those utilized in the Black-Scholes option pricing valuation model except that the risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve over the contractual term of the option, and the expected life is calculated by the model.

The assumptions used in the binomial option pricing valuation model for options granted during 2006 and 2005 are as follows:

		2005

	2006	Post 6/30/05	Pre 7/1/05

Risk-free interest rate	4.7%-5.3%	4.0%-4.1%	4.1%-4.5%
Expected life (in years)	5.0-7.1	5.2-6.5	6.7-6.8
Expected volatility	29.0%	29.0%	17.9%
Expected dividend yield	2.3%	2.3%	2.2%

A summary of the status of MMC’s stock option awards as of December 31, 2006 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Balance at January 1, 2006	66,295,396	$34.33
Granted	6,500,438	$30.19
Exercised	(2,677,038)	$19.46
Canceled or exchanged	—	—
Forfeited	(5,749,912)	$36.72
Expired	—	—

Balance at December 31, 2006	64,368,884	$34.30	5.4 years	$77,219

Options vested or expected to vest at December 31, 2006	63,022,417	$34.39	5.3 years	$75,778

Options exercisable at December 31, 2006	28,153,184	$40.35	3.2 years	$20,071

The weighted-average grant-date fair value of MMC’s option awards granted during the years ended December 31, 2006, 2005 and 2004 was $8.55, $6.51 and $7.51, respectively. The total intrinsic value of options exercised during the same periods was $31 million, $36 million and $46 million, respectively.

As of December 31, 2006, there was $84 million of unrecognized compensation cost related to MMC’s option awards. The weighted-average period over which that cost is expected to be recognized is 1.4 years. Cash received from the exercise of stock options for the years ended December 31, 2006, 2005 and 2004 was $52 million, $45 million, and $111 million, respectively .

MMC’s policy is to issue treasury shares upon option exercises or share unit conversion. MMC intends to issue treasury shares as long as an adequate number of those shares is available.

Restricted Stock: Restricted shares of MMC’s common stock may be awarded under MMC’s incentive and stock award plans and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment. Shares granted generally become unrestricted at the earlier of: (1) January 1 of the year following the vesting grant date anniversary or (2) the later of the recipient’s normal or actual retirement date. For shares granted prior to 2004, the grant date anniversary is ten years. For shares granted during 2004 and 2005, the grant date anniversary is 7 years and 5 years, respectively. However, certain restricted shares granted in 2005 vest on the third anniversary of the grant date. There were no restricted shares granted in 2006.

A summary of the status of MMC’s restricted stock awards as of December 31, 2006 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested balance at January 1, 2006	1,020,055	$37.73
Granted	—	—
Vested	(61,428)	$38.97
Forfeited	(180,972)	$39.96

Non-vested balance at December 31, 2006	777,655	$37.12

The weighted-average grant-date fair value of MMC’s restricted stock awards granted during the years ended December 31, 2005 and 2004 was $28.87 and $46.12, respectively. The total fair value of MMC’s restricted stock distributed during the years ended December 31, 2006, 2005 and 2004 was $1.8 million, $9.9 million, and $5.1 million, respectively.

Restricted Stock Units: Restricted stock units may be awarded under MMC’s Incentive and Stock Award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years. Beginning with awards granted in 2006, awards to senior executives and other employees may include three-year performance-based restricted stock units and three-year service-based restricted stock units. The payout of performance-based restricted stock units (payable in shares of MMC common stock) may range from 0–200% of the number of units granted, based on the achievement of objective, pre-determined MMC or operating company performance measures over a three-year performance period. MMC accounts for these awards as performance condition restricted stock units. The performance condition is not considered in the determination of grant date fair value of such awards. Compensation cost is recognized over the performance period based on management’s estimate of the number of units expected to vest. Compensation cost will be adjusted to reflect the actual number of shares paid out at the end of the three-year performance period. Dividend equivalents are paid on both performance-based and service-based restricted stock units prior to payout, based on the initial grant amount.

A summary of the status of MMC’s restricted stock unit awards as of December 31, 2006 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested balance at January 1, 2006	783,585	$40.74
Granted	1,330,656	$30.30
Vested	(240,221)	$41.23
Forfeited	(158,543)	$34.72

Non-vested balance at December 31, 2006	1,715,477	$33.14

The weighted-average grant-date fair value of MMC’s restricted stock units granted during the years ended December 31, 2005 and 2004 was $29.43 and $42.96, respectively. The total fair value of MMC’s restricted stock units distributed during the years ended December 31, 2006, 2005 and 2004 was $5.8 million, $18.0 million and $27.5 million, respectively.

Deferred Stock Units: Deferred stock units may be awarded under MMC’s incentive and stock award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years.

A summary of the status of MMC’s deferred stock unit awards as of December 31, 2006 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested balance at January 1, 2006	9,067,871	$37.14
Granted	1,585,828	$29.36
Vested	(1,823,156)	$42.87
Forfeited	(616,705)	$34.51

Non-vested balance at December 31, 2006	8,213,838	$34.55

The weighted-average grant-date fair value of MMC’s deferred stock units granted during the years ended December 31, 2005 and 2004 was $29.88 and $44.08, respectively. The total fair value of MMC’s deferred stock units distributed during the years ended December 31, 2006, 2005, and 2004 was $53.5 million, $48.2 million and $57.5 million, respectively.

As of December 31, 2006, there was $203 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock unit and deferred stock unit awards.

MMC Stock Purchase Plans

In May 1999, MMC’s stockholders approved an employee stock purchase plan (the “1999 Plan”) to replace the 1994 Employee Stock Purchase Plan (the “1994 Plan”), which terminated on September 30, 1999 following its fifth annual offering. Effective October 1, 2004, certain features in these plans were changed. Under these new features, shares are purchased four times during the plan year (instead of one annual purchase on the last business day of the plan year as was done previously). Beginning October 1, 2005, shares are purchased at a price that is 95% of the average market price on each quarterly purchase date. Under the 1999 Plan, no more than 40,000,000 shares of MMC’s common stock plus the remaining unissued shares in the 1994 Plan may be sold. Employees purchased 2,073,818 shares during the year ended December 31, 2006. At December 31, 2006, 22,106,328 shares were available for issuance under the 1999 Plan. In July 2002, the MMC Board of Directors approved an additional 5,000,000 shares of common stock for issuance under the 1995 MMC Stock Purchase Plan for International Employees (the “International Plan”). With the additional shares under the International Plan, no more than 8,000,000 shares of MMC’s common stock may be sold. Employees purchased 400,026 shares during the year ended December 31, 2006. At December 31, 2006, 279,550 shares were available for issuance under the International Plan. Based on the terms in effect as of October 1, 2005, the plan is considered non-compensatory under SFAS 123(R).

Putnam Investments Equity Partnership Plan

Under the Putnam Investments Equity Partnership Plan as amended, (the “Equity Plan”) Putnam is authorized to grant or sell shares to certain employees of Putnam or its subsidiaries restricted common shares of Putnam Investments Trust, the parent of Putnam Investments, LLC (“Class B Common Shares”) and grant options to acquire the Class B Common Shares. Such awards or options generally vest over a period of two to four years. Holders of Putnam Class B Common Shares are not entitled to vote and have no rights to convert their shares into any other securities of Putnam. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 16,500,000 shares of Class B Common Shares, which would represent approximately 16% of the outstanding shares on a fully diluted basis, as increased for certain issuances of Putnam Class A Common Stock to MMC.

Options on Class B Shares: Options on Class B shares of Putnam’s common stock, which may be awarded under the Equity Plan are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. Unless the Compensation Committee determines otherwise, the exercise price for each option is the fair market value of a Class B share on the date of the option grant. All options granted to a participant become exercisable in accordance with the vesting schedule set forth in the applicable award agreement, provided that the Compensation Committee has the right to accelerate the exercisability of any option. Notwithstanding any other provision of the Equity Plan, each option shall terminate on and shall not be exercisable after the tenth or sixth anniversary of the Grant Date of such option, as applicable.

On September 29, 2005, certain eligible participants in the Putnam Investments Trust Equity Partnership Plan participated in a voluntary option exchange pursuant to the terms of the Offer to Exchange Certain Outstanding Options (the “Offer to Exchange”), dated August 30, 2005. Under the Offer to Exchange, holders of options on Class B shares meeting certain eligibility requirements could elect to exchange those options for restricted shares with the equivalent value of the exchanged options, as determined using the Black-Scholes valuation model. As a result of the Offer to Exchange, a total of 2,201,850 options were retired and 139,388 restricted shares were issued at a grant price of $28.26 per share, which vest on September 1, 2007.

The assumptions used in the Black-Scholes option pricing valuation model for options granted by Putnam in 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Risk-free interest rate	4.7%	4.1%	3.5%
Expected life (in years)	3.5	4.5	5.0
Expected volatility	28.3%	27.9%	26.8%
Expected dividend yield	5.0%	5.0%	5.0%

A summary of the status of Putnam’s stock option awards as of December 31, 2006 and changes during the period then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Balance at January 1, 2006	6,824,630	$35.83
Granted	510,638	$28.65
Exercised	—	—
Canceled	—	—
Forfeited or exchanged	(909,425)	$51.51
Expired	—	—

Balance at December 31, 2006	6,425,843	$33.04	6.3 years	$9,042,002

Options vested or expected to vest at December 31, 2006	6,090,870	$33.29	6.3 years	$8,443,053

Options exercisable at December 31, 2006	1,801,019	$41.98	5.5 years	$1,421,680

The weighted-average grant-date fair value of Putnam’s option awards granted for the years ended December 31, 2006, 2005 and 2004 was $4.82, $4.88 and $4.87, respectively. No options were exercised in 2006 or 2005.

As of December 31, 2006, there was $15 million of unrecognized compensation cost related to Putnam’s option awards. The weighted-average period over which that cost is expected to be recognized is 1.7 years.

Restricted Stock: Restricted shares of Putnam’s common stock which may be awarded or sold under the Equity Plan are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment. All restricted stock granted or sold to a participant vests in accordance with the vesting schedule set forth in the applicable award agreement, provided that the Compensation Committee has the right to accelerate the vesting of any restricted stock.

A summary of the status of Putnam’s restricted stock awards as of December 31, 2006 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value

Non-vested balance at January 1, 2006	5,210,046	$30.50
Granted	1,112,888	$28.66
Vested	(774,613)	$33.61
Forfeited	(317,207)	$29.88

Non-vested balance at December 31, 2006	5,231,114	$29.68

The weighted-average grant-date fair value of Putnam’s restricted stock awards granted during the years ended December 31, 2005 and 2004 was $28.38 and $33.48, respectively. The total fair value of Putnam’s restricted stock vested during the years ended December 31, 2006, 2005 and 2004 was $22 million, $19 million and $22 million, respectively.

As of December 31, 2006, there was $94 million of unrecognized compensation cost related to Putnam’s restricted stock awards.

10. Long-term Commitments

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 97% of MMC’s lease obligations are for the use of office space.

The consolidated statements of income include net rental costs of $509 million, $448 million and $458 million for 2006, 2005 and 2004, respectively, after deducting rentals from subleases ($26 million in 2006, $20 million in 2005 and $19 million in 2004).

At December 31, 2006, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments

2007	$485	$43	$442
2008	435	41	394
2009	379	39	340
2010	334	36	298
2011	296	35	261
Subsequent years	1,946	280	1,666

	$3,875	$474	$3,401

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities and processing activities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 2006, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Future Minimum Commitments

2007	$ 94
2008	62
2009	32
Subsequent years	37

$225

11. Debt

MMC’s outstanding debt is as follows:

December 31, (In millions of dollars)	2006	2005

Short-term:
Bank borrowings – International	$8	$429
Current portion of long-term debt	1,103	69

	$1,111	$498

Long-term:
Senior notes – 7.125% due 2009	$399	$399
Senior notes – 5.375% due 2007 (4.0% effective interest rate)	501	508
Senior notes – 6.25% due 2012 (5.1% effective interest rate)	262	264
Senior notes – 3.625% due 2008	250	249
Senior notes – 4.850% due 2013	249	249
Senior notes – 5.875% due 2033	295	295
Senior notes – 5.375% due 2014	647	647
Senior notes – 3 year floating rate note due 2007 (5.51% at December 31, 2006)	500	499
Senior notes – 5.15% due 2010	548	547
Senior notes – 5.75% due 2015	746	745
Mortgage – 5.70% due 2035	467	473
Notes payable – 7.68% due 2006	—	60
Bank borrowings - International	94	168
Other	5	10

	4,963	5,113
Less current portion	1,103	69

	$3,860	$5,044

The weighted average interest rates on MMC’s outstanding short-term debt (excluding current portion of long-term debt) at December 31, 2006 and 2005 are 6.2% and 6.0%, respectively.

In December 2005, MMC and certain of its foreign subsidiaries entered into a new $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility expires in December 2010. It replaces MMC’s $1.0 billion and $700 million revolving credit facilities, which were scheduled to expire in 2007 and 2009, respectively. The interest rate on this facility varies based upon the level of usage of the facility and MMC’s credit ratings. The facility requires MMC to maintain certain coverage and leverage ratios tested quarterly. There was approximately $94 million outstanding at December

31, 2006 and $510 million outstanding under this facility at December 31, 2005. Proceeds from the borrowings were used primarily to fund the repatriation of accumulated earnings pursuant to the American Jobs Creation Act of 2004.

In September 2005, MMC entered into a 30-year $475 million fixed rate non-recourse mortgage loan agreement due 2035, bearing an interest rate of 5.7%, in connection with its interest in its worldwide headquarters building in New York City. MMC prepaid its existing $200 million 9.8% mortgage due 2009.

The incremental proceeds from the refinancing, net of mortgage prepayment costs were used to repay outstanding short-term debt. In the event the mortgage is foreclosed following a default, MMC would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or at fair market value if greater. Mortgage prepayment costs of $34 million related to this transaction are included in interest expense in the consolidated statement of income for the year ended December 31, 2005.

In September 2005, MMC issued $550 million of 5.15% Senior Notes due 2010 and $750 million of 5.75% Senior Notes due 2015 (the “2005 Notes”). The net proceeds from the 2005 Notes were used to pay down the $1.3 billion term loan facility.

Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $269 million at December 31, 2006 and $354 million at December 31, 2005. There was $8 million outstanding at December 31, 2006 and there was $83 million outstanding under these facilities at December 31, 2005.

Scheduled repayments of long-term debt in 2007 and in the four succeeding years are $1.1 billion, $258 million, $408 million, $559 million and $9 million, respectively.

12. Financial Instruments

The estimated fair value of MMC’s significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition nor do they indicate MMC’s intent or ability to dispose of the financial instrument.

	2006		2005

December 31, (In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$2,015	$2,015	$1,903	$1,903
Long-term investments	$124	$124	$153	$153
Short-term debt	$1,111	$1,111	$498	$498
Long-term debt	$3,860	$3,810	$5,044	$5,062

Cash and Cash Equivalents: The estimated fair value of MMC’s cash and cash equivalents approximates their carrying value.

Long-term Investments: Long-term investments include available for sale and trading securities recorded at quoted market prices as discussed below. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $75 million and $54 million at December 31, 2006 and 2005, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC had available for sale securities and trading investments with an aggregate fair value of $50 million and $99 million at December 31, 2006 and 2005, respectively, which are carried at market value under SFAS 115. Gross unrealized gains amounting to $53 million and $82 million at December 31, 2006 and 2005, respectively, have been excluded from earnings and reported, net of deferred income taxes, in accumulated other comprehensive loss, which is a component of stockholders’ equity.

MMC recorded net gains associated with its available for sale securities of $35 million, $157 million and $83 million, in 2006, 2005 and 2004, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2006, 2005 and 2004 were $52 million, $236 million and $95 million, respectively. Gross realized gains on available for sale securities sold during 2006, 2005 and 2004 amounted to $35 million, $157 million and $83 million, respectively. In 2006, 2005 and 2004, MMC recorded losses of $0 million related to the decline in value of certain available for sale securities that were other than temporary. The cost of securities sold is determined using the average cost method for equity securities. The gains and losses described above are included in Investment income (loss) in the consolidated statements of income.

MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method. MMC’s share of gains from such investments, and from trading securities and investments held at cost, of $166 million, $27 million and $65 million in 2006, 2005 and 2004, respectively, is included in Investment income (loss) in the consolidated statements of income.

A portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations is invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

Short-term and Long-term Debt: The fair value of MMC’s short-term debt which consists of bank loans approximates its carrying value. The estimated fair value of MMC’s long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

13. Integration and Restructuring Costs

2006 Plan

In September 2006, MMC announced that it would undertake restructuring activities designed to enhance operational efficiencies and improve profitability (the “2006 Plan”). The restructuring activities are expected to be implemented in several phases – the first phase which began in September and is expected to be completed over the next two quarters, and one or more additional phases. In connection with Phase 1 of the 2006 Plan, MMC incurred net restructuring charges of $10 million during the third and fourth quarter of 2006, as follows: risk and insurance services - $49 million, risk consulting & technology - $1 million, consulting - $28 million and corporate - $(68) million. The corporate amount includes a $74 million gain on the sale of five (5) floors in MMC’s headquarters building. Utilization of the 2006 Plan charges for Phase 1 is summarized as follows:

(In millions of dollars)	Accrued in 2006	Utilized in 2006	Remaining Liability at 12/31/06

Severance and benefits	$59	$(21)	$38
Future rent on non-cancelable leases	6	(6)	—
Other exit costs (credits)	(55)	58	3

	$10	$31	$41

As part of its ongoing review of operations, Marsh has identified additional actions that are expected to result in the reduction of 170 positions (“Phase 2”). These actions are expected to increase the expected annualized savings from the 2006 Plan by approximately $40 million and result in additional charges of approximately $40 million related to severance and exit costs for facilities. In the fourth quarter of 2006, MMC incurred costs of $14 million related to Phase 2 of the 2006 Plan, primarily related to severance and exit costs for facilities. Utilization of the plan charges for Phase 2 of the 2006 Plan is as follows:

(In millions of dollars)	Accrued in 2006	Utilized in 2006	Remaining Liability at 12/31/06

Severance and benefits	$7	$—	$7
Future rent on non-cancelable leases	7	(2)	5

	$14	$(2)	$12

2005 Plan

In March 2005, MMC announced that it would undertake restructuring activities involving staff reductions and consolidations of facilities in response to MMC’s business environment (the “2005 Plan”). In connection with the 2005 Plan, MMC incurred restructuring charges of $66 million in the twelve-months ended December 31, 2006, as follows: risk and insurance services - $39 million and corporate - $27 million. Utilization of the 2005 plan charges is summarized as follows:

(In millions of dollars)	Accrued in 2005	Utilized in 2005	Utilized in 2006		Additions/ Changes in Estimates 2006	Remaining Liability at 12/31/06

Severance and benefits	$197	$(128)	$(87)		$31	$13
Future rent on non-cancelable leases	114	(37)	(43)		31	65
Other exit costs (credits)	(1)	12 (a)	(6	)(b)	4	9

	$310	$(153)	$(136)		$66	$87

(a)	Reflects approximately $36 million of payments received on the disposals of small commercial accounts and other dispositions.
(b)	Includes approximately $7 million of payments on the disposals of small commercial accounts and other dispositions.

2004 Plan

In November 2004, MMC announced that it would undertake restructuring initiatives involving staff reductions and consolidations of facilities in response to MMC’s business environment (the “2004 Plan”). In connection with the 2004 Plan, MMC incurred restructuring charges (credits) of $(3) million in the twelve months ended December 31, 2006 as follows: risk and insurance services - $(2) million and consulting - $(1) million. Utilization of the 2004 Plan charges is summarized as follows:

(In millions of dollars)	Accrued in 2004 and 2005	Utilized in 2004 and 2005	Utilized in 2006	Additions/ Changes in Estimates 2006	Remaining Liability at 12/31/06

Severance and benefits	$250	$(223)	$(24)	$(2)	$1
Future rent on non-cancelable leases	23	(16)	(2)	(1)	4
Lease termination costs	19	(2)	(17)	—	—
Other exit costs (credits)	22	(17)	(4)	—	1

	$314	$(258)	$(47)	$(3)	$6

Actions under the 2004 and 2005 Plans are completed.

The expenses associated with the restructuring plans are included in Compensation and benefits or in Other operating expenses in the consolidated statements of income, and liabilities associated with these initiatives are classified on the consolidated balance sheets as Accounts payable, Other liabilities, or Accrued salaries, depending on the nature of the items.

14. Common Stock

MMC did not repurchase common stock in 2006 and 2005.

15. Stockholder Rights Plan

On September 18, 1997, MMC’s Board of Directors approved the extension of the benefits afforded by MMC’s previously existing rights plan by adopting a new stockholder rights plan, which was amended and restated as of January 20, 2000 and further amended on June 7, 2002. Under the current plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares issued thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of MMC’s outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of MMC’s common stock. When the Rights first become exercisable, a holder will be entitled to buy from MMC a unit consisting of one six-hundredth of a share of Series A Junior Participating Preferred Stock of MMC at a purchase price of $200. If any person acquires 15% or more of MMC’s common stock or if a 15% holder acquires MMC by means of a reverse merger in which MMC and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of MMC (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

16. Claims, Lawsuits and Other Contingencies

Claims, Lawsuits and Other Contingencies

MMC and Marsh Litigation and Regulatory Matters

Brokerage Compensation Practices Settlement

In January 2005, MMC and its subsidiary Marsh Inc. (“Marsh”) entered into an agreement (the “Settlement Agreement”) with the New York State Attorney General (“NYAG”) and the New York State Insurance Department (“NYSID”) to settle a civil complaint filed in New York State court by NYAG in October 2004 (the “NYAG Lawsuit”) and a related citation

(the “Citation”) issued by NYSID at approximately the same time. Among other things, the NYAG Lawsuit and the Citation had alleged that Marsh’s use of market service agreements with various insurance companies entailed fraudulent business practices, bid-rigging, illegal restraint of trade and other violations of the New York business and insurance statutes, and was not adequately disclosed to Marsh’s clients or MMC’s investors. Following the announcement of the NYAG Lawsuit and related actions taken by MMC, MMC’s stock price dropped from approximately $45 per share to a low of approximately $22.75 per share.

Pursuant to the Settlement Agreement, MMC established a fund of $850 million (the “Fund”), payable over four years, for policyholder clients in the U.S who placed insurance through Marsh between 2001 and 2004. Approximately 70,000 eligible policyholders have elected to receive an aggregate distribution of approximately $750 million under the Fund. Clients who elected to participate in the Fund tendered a release relating to the matters alleged in the NYAG Lawsuit and the Citation, except for claims that are based upon, arise out of or relate to the purchase or sale of MMC securities. No portion of the Fund represents a fine or penalty against MMC or Marsh and no portion of the Fund will revert to MMC or Marsh.

The Settlement Agreement does not relate to any former or current employees of Marsh. Since the filing of the NYAG Lawsuit, 12 former Marsh employees have pleaded guilty to New York criminal charges relating to the matters described therein. In September 2005, eight former Marsh employees (including one individual who has since pleaded guilty) were indicted on various counts relating to these same matters. Trials are scheduled to begin in April 2007.

Related Litigation

Numerous lawsuits have been commenced against MMC, one or more of its subsidiaries, and their current and former directors and officers, relating to matters alleged in the NYAG Lawsuit, including the following:

•

Various putative class actions purportedly brought on behalf of policyholders were filed in or removed to several federal courts across the country. All of these federal putative class actions were transferred to the District of New Jersey for consolidated pretrial proceedings (the “MDL Cases”).

In August 2005, two consolidated amended complaints were filed in the MDL Cases (one on behalf of a purported class of “commercial” policyholders and the second on behalf of a purported class of “employee benefit” policyholders), which as against MMC and certain affiliates allege statutory claims for violations of the Racketeering Influenced and Corrupt Organizations (“RICO”) Act and federal and state antitrust laws, together with common law claims for breach of fiduciary duty and unjust enrichment. The complaints seek a variety of remedies, including unspecified monetary damages, treble damages, disgorgement, restitution, punitive damages, declaratory and injunctive relief, and attorneys’ fees and costs. The class periods alleged in the MDL Cases begin on August 26, 1994 and purport to continue to the date of any class certification. MMC and the other defendants have moved to dismiss the two consolidated amended complaints, and the plaintiffs have moved for class certification. A hearing on the motions to dismiss has been scheduled for March 1, 2007. No hearing on the plaintiffs’ motion for class certification has been scheduled.

Four class or representative actions on behalf of policyholders are pending in state courts. There are also 23 actions brought by individual policyholders and others in federal and state courts relating to matters alleged in the NYAG Lawsuit. MMC expects that all policyholder actions filed in the U.S. federal courts will be transferred to the District of New Jersey as described above. In addition, two putative class actions and one individual policyholder action are pending in Canada.

•

In January 2005, the State of Connecticut brought an action against MMC, Marsh and certain Marsh subsidiaries in Connecticut Superior Court. As subsequently amended, the State’s complaint alleges that the defendants violated Connecticut’s Unfair Trade Practices Act by accepting $50,000 from an insurer in connection with a placement Marsh made for the State; violated Connecticut’s antitrust and unfair trade practices acts by engaging in bid rigging and other improper conduct that purportedly damaged particular customers and inflated insurance premiums; improperly accepted contingent commissions and concealed these commissions from their clients; and engaged in negligent misrepresentation and breach of fiduciary duty. The State seeks various monetary damages and injunctive relief. Discovery has been stayed pending motions on the pleadings.

•

On March 14, 2006, the State of Florida brought an action against MMC, Marsh and certain Marsh subsidiaries in Florida state court, alleging that the defendants violated Florida’s RICO and antitrust laws by engaging in bid rigging and other improper conduct which inflated insurance premiums, and by receiving undisclosed additional compensation. The complaint alleges that these actions caused damage to the State, Florida governmental entities and Florida businesses and residents, and seeks the forfeiture of all undisclosed compensation, treble damages, civil penalties, attorneys’ fees and costs and injunctive and other equitable relief. Discovery has commenced in this action.

•

A consolidated purported class action is pending in the United States District Court for the Southern District of New York on behalf of individuals and entities who purchased or acquired MMC’s publicly-traded securities during the purported class period of October 14, 1999 to October 13, 2004 (the “MMC SDNY Securities Case”). The pending complaint of the lead plaintiffs in this action names MMC, Marsh, MMC’s former CEO and one former Marsh officer as defendants. The plaintiffs allege, among other things, that MMC artificially inflated its share price by making misrepresentations and omissions relating to Marsh’s market service agreements and business practices. Plaintiffs allege that MMC also failed to disclose alleged anti-competitive and illegal practices at Marsh, such as “bid rigging” and soliciting fictitious quotes.

The complaint includes factual allegations similar to those asserted in the NYAG Lawsuit, as well as factual allegations concerning alleged misconduct at MMC’s subsidiaries Mercer and Putnam, and alleged conflicts of interest associated with MMC’s former private equity subsidiary, MMC Capital. The complaint includes claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11 of the Securities Act of 1933, based on MMC’s allegedly false or incomplete disclosures. MMC has responded to the complaint and formal discovery will soon commence in this matter. The federal securities claims in a separate shareholder action were transferred for consideration in connection with the federal securities claims asserted in the MMC SDNY Securities Case. The plaintiff in this separate action has purported to add a claim under Section 14(a) of the Securities Exchange Act of 1934.

•

A number of individual shareholder actions against MMC and others are pending in various state courts. One such action filed in California state court has been removed and transferred for inclusion in the MMC SDNY Securities case. A number of related actions that were commenced in New York state court have been removed and transferred for inclusion in the MMC SDNY Securities Case; plaintiffs have moved to remand the actions back to state court.

•

Several shareholder derivative actions are pending against MMC’s current and former directors and officers. Six have been consolidated as a single action in the Court of Chancery of the State of Delaware (the “Delaware Derivative Action”), and five have been consolidated as a single action in the United States District Court for the Southern District of New York (the “Federal Derivative Action”). One action is pending in the New York Supreme Court for New York County. These shareholder derivative actions allege, among other things, that current and former directors and officers of MMC breached their fiduciary duties with respect to the alleged misconduct described in the NYAG Lawsuit, are liable to MMC for damages arising from their alleged breaches of fiduciary duty, and must contribute to or indemnify MMC for any damages MMC has suffered. The derivative action pending in the New York Supreme Court has been stayed pending resolution of the Federal Derivative Action. The Federal Derivative Action has been stayed in favor of the Delaware Derivative Action, which remains in its preliminary stages.

MMC has also received six demand letters from stockholders asking the MMC Board of Directors to take appropriate legal action against those directors and officers who are alleged to have caused damages to MMC based on the facts alleged in the NYAG Lawsuit. MMC has advised the stockholders making demands that their demands are under consideration by the MMC Board of Directors.

•

A proceeding consolidating twenty purported class actions alleging violations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is pending in the United States District Court for the Southern District of New York on behalf of participants and beneficiaries of the Marsh & McLennan Companies Stock Investment Plan (the “Plan”). The consolidated class action complaint names MMC and various current and former employees, officers and directors as defendants and alleges, among other things, that in view of the purportedly fraudulent bidding activity and the receipt of contingent commissions pursuant to the market service agreements referred to above, the defendants knew or should have known that the investment of the Plan’s assets in MMC stock was imprudent. The consolidated complaint also asserts that certain defendants failed to provide the Plan’s participants with complete and accurate information about MMC stock, that certain defendants responsible for selecting, removing and monitoring other fiduciaries did not comply with ERISA, and that MMC knowingly participated in other defendants’ breaches of fiduciary duties. The consolidated complaint seeks, among other things, unspecified compensatory damages, injunctive relief and attorneys’ fees and costs. The amount of Plan assets invested in MMC stock at October 13, 2004 (immediately prior to the announcement of the NYAG Lawsuit) was approximately $1.2 billion. The consolidated complaint alleges that during the purported class period, which extends from July 1, 2000 until January 31, 2005, MMC’s stock price fell from $52.22 to $32.50. In December 2006, the court granted in part and denied in part the motions to dismiss filed by MMC and the other defendants. Discovery is commencing in this matter.

•

In February 2005, the plaintiffs in a shareholder derivative suit pending in the Delaware Court of Chancery (the “AIG Delaware Suit”) against the directors and officers of American International Group, Inc. (“AIG”) filed a consolidated complaint which, as subsequently amended, names as additional defendants MMC, Marsh, Marsh USA Inc., Marsh Global Broking Inc. (collectively, the “MMC Corporate Defendants”), MMC’s former CEO, and five former Marsh employees who have pleaded guilty to certain criminal charges (the former CEO and former employees, together with the MMC Corporate Defendants, the “MMC Defendants”). The AIG Delaware Suit alleges, among other things, that the MMC Defendants, certain AIG employees and others engaged in conspiracy and common law fraud with respect to the alleged misconduct described in the NYAG Lawsuit, including, but not limited to, illegal bid rigging and kickback schemes, and that AIG was harmed thereby. This action further alleges that the MMC Corporate Defendants aided and abetted the current and former directors and officers of AIG in breaching their fiduciary duties to AIG with respect to AIG’s participation in the alleged misconduct and that the MMC Corporate Defendants were unjustly enriched. The consolidated complaint asserts that the MMC Defendants are liable to AIG for damages and also seeks the return of all contingent commission payments made by AIG to the MMC Corporate Defendants.

In May 2005, the plaintiffs in a shareholder derivative suit pending in the United States District Court for the Southern District of New York (the “AIG Federal Suit”) against the directors and officers of AIG filed a consolidated complaint naming MMC, Marsh USA, Inc., Marsh Global Broking, Inc. and MMC’s former CEO as additional defendants. Based on similar factual allegations as in the AIG Delaware Suit, the plaintiffs assert claims against MMC and the former CEO for allegedly aiding and abetting breaches of fiduciary duties by AIG’s directors and officers and for unjust enrichment, and seek damages and the disgorgement of contingent commissions. Both the AIG Delaware Suit and the AIG Federal Suit are stayed by orders of the respective courts pending review by a special litigation committee formed by the AIG board of directors. In addition, plaintiffs’ counsel in a federal securities fraud purported class action against AIG and others (to which MMC is not a party) relating to price declines in AIG’s stock has indicated that plaintiffs may assert claims against MMC in that action.

•

In May 2005, the plaintiffs in a purported securities fraud class action suit pending in the United States District Court for the Southern District of New York against Axis Capital Holdings Limited (“Axis”) and certain of its officers filed a consolidated complaint that named MMC, among others, as an additional defendant. On October 17, 2006, the court granted all defendants’ motions to dismiss without prejudice. Plaintiffs have since advised the court that no amended complaint will be filed and the case has been closed.

Related Regulatory Matters

•

Following the filing of the NYAG Lawsuit, MMC and certain of its subsidiaries received notices of investigations and inquiries, together with requests for documents and information, from attorneys general, departments of insurance and other state and federal governmental entities in a number of jurisdictions (other than New York)

that relate to the allegations in the NYAG Lawsuit. MMC and its subsidiaries have cooperated with these requests from regulators. MMC has been contacted by certain of the above state entities indicating that they may file civil actions or otherwise seek additional monetary or other remedies from MMC.

•

In September 2005, the National Association of Insurance Commissioners (the “NAIC”) issued a press release indicating that over 30 state insurance regulators (including several referred to in the preceding paragraph) working collaboratively through the NAIC had reached a multi-state regulatory settlement with MMC and Marsh. The NAIC settlement agreement reaffirms MMC’s commitment, under the Settlement Agreement with NYAG and the NYSID, to establish a no-fault compensation fund for policyholder clients across the United States, and provides for state-by-state enforcement of the business reforms agreed to be implemented pursuant to the Settlement Agreement. The NAIC settlement agreement has been executed by MMC and Marsh, and the NAIC has advised that the agreement has been adopted by insurance commissioners in 33 states, the District of Columbia and Guam.

Putnam-Related Matters

On February 1, 2007, MMC entered into a stock purchase agreement (the “Putnam Sale Agreement”) with Great-West Lifeco Inc. (“GWL”), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL has agreed to purchase Putnam Investments Trust. The Putnam Sale Agreement provides that MMC will indemnify GWL with respect to certain Putnam-related litigation and regulatory matters following the closing of this transaction, as indicated below. MMC expects the sale of Putnam to close in mid-2007.

Regulatory Matters

•

In 2003 and 2004, Putnam entered into settlements (the “Putnam Trading Settlements”) with the Securities and Exchange Commission (the “SEC”) and the Commonwealth of Massachusetts (the “Massachusetts Securities Division”) with respect to excessive short-term trading by certain former Putnam employees in shares of the Putnam mutual funds (the “Putnam Funds”). Under the Putnam Trading Settlements, Putnam agreed to pay a total of $193.5 million ($108.5 million in restitution and $85 million in civil fines and penalties). In addition to the $108.5 million in restitution, Putnam Funds shareholders will receive a distribution of $45 million from the civil penalty Putnam previously paid to the SEC. An independent distribution consultant has developed a proposed plan that provides for the distribution of the restitution amounts to Putnam Funds shareholders. The proposed plan is currently being reviewed by the staffs of the SEC and the Massachusetts Securities Division. Putnam will incur additional costs in connection with implementing the distribution plan.

•

Commencing in July 2004, the Enforcement Staff of the SEC’s Boston Office inquired into the calculation of certain cost reimbursements paid by the Putnam Funds to Putnam for transfer agent services relating to defined contribution operations within Putnam Fiduciary Trust Company (“PFTC”). Following review by Putnam and the Trustees of the Putnam Funds, Putnam paid the Putnam Funds approximately $37 million to resolve these issues.

•

In October 2004, the Department of Labor (“DOL”) indicated its preliminary belief that Putnam may have violated certain provisions of ERISA related to investments by the Putnam Profit Sharing Retirement Plan and certain discretionary ERISA accounts in Putnam Funds that pay 12b-1 fees. In December 2004, Putnam made a written submission to the DOL addressing these issues. Putnam and the DOL have entered into a tolling agreement and are exchanging further information pertaining to this issue.

•

Since January 2004, the NASD made several requests to Putnam for information relating to reimbursement of expenses to participants at certain sales meetings during the period from 2001 to 2004. In December 2006, Putnam entered into an acceptance, waiver and consent with the NASD and paid $175,000 to resolve this matter.

“Market-Timing”-Related Litigation

MMC and Putnam have received a substantial number of civil complaints, filed in various state and federal courts, based on allegations of “market-timing” and, in some cases, “late trading” activities. All of the actions filed in federal court have been transferred, along with actions against other mutual fund complexes, to the United States District Court for the District of Maryland for coordinated or consolidated pretrial proceedings. The lead plaintiffs in those cases filed consolidated amended complaints in September 2004. MMC and Putnam moved to dismiss the various complaints pending in federal court in Maryland, which are described below:

•

MMC and Putnam, along with certain of their former officers and directors, were named in a consolidated amended class action complaint (the “MMC Class Action”) purportedly brought on behalf of all purchasers of the publicly-traded securities of MMC between January 3, 2000 and November 3, 2003 (the “Class Period”). In general, the MMC Class Action alleges that the defendants, including MMC, allowed certain mutual fund investors and fund managers to engage in market-timing in the Putnam Funds. The complaint further alleges that this conduct was not disclosed until late 2003, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint alleges that, as a result of defendants’ purportedly misleading statements or omissions, MMC’s stock traded at inflated levels during the Class Period. The suit seeks unspecified damages and equitable relief. In an order entered October 13, 2006, the district court dismissed all claims against all defendants in the MMC Class Action.

•

Putnam is a defendant in a second consolidated amended complaint filed on behalf of a putative class of investors in certain Putnam Funds (the “Putnam Class Action”). A separate consolidated amended complaint filed by certain fund investors purporting to assert derivative claims on behalf of all Putnam Funds (the “Putnam Derivative Action”) named as defendants MMC, Putnam, various Putnam affiliates, certain trustees of the Putnam Funds, certain present and former Putnam officers and employees, and persons and entities that allegedly engaged in or facilitated market-timing or late trading activities in the Putnam Funds. Both suits seek to recover unspecified damages allegedly suffered by the funds and their shareholders as a result of purported market-timing and late trading activity that allegedly occurred in certain Putnam Funds. The Putnam Derivative Action seeks additional relief, including termination of the investment advisory contracts between Putnam and the Funds, cancellation of the Funds’ 12b-1 plans and the return of all advisory and 12b-

1 fees paid by the Funds over a certain period of time. In the Putnam Derivative Action, the court has dismissed all claims against MMC and all claims against Putnam except a claim under Section 36(b) of the Investment Company Act. The second consolidated amended complaint in the Putnam Class Action, filed after the court dismissed certain other claims in the first consolidated amended complaint, asserts against Putnam claims under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 20(a) of the Exchange Act, and Section 36(b) of the Investment Company Act of 1940. Putnam has answered this second consolidated amended complaint and the parties are engaged in fact discovery in this matter.

•

A consolidated amended complaint asserting shareholder derivative claims has been filed, purportedly on behalf of MMC, against current and former members of MMC’s Board of Directors, two of Putnam’s former officers, and MMC as a nominal defendant (the “MMC Derivative Action”). The MMC Derivative Action generally alleges that the members of MMC’s Board of Directors violated the fiduciary duties they owed to MMC and its shareholders by failing to provide oversight regarding market-timing in the Putnam Funds, as a result of which MMC suffered damages. The suit seeks unspecified damages and equitable relief. Pursuant to an agreement of the parties, the MMC Derivative Action was stayed in May 2005.

•

MMC, Putnam, and various of their current and former officers, directors and employees have been named as defendants in two consolidated amended complaints that purportedly assert class action claims under ERISA (the “ERISA Actions”). The ERISA Actions, which have been brought by participants in MMC’s Stock Investment Plan and Putnam’s Profit Sharing Retirement Plan, allege, among other things, that, in view of the market-timing trading activity that was allegedly allowed to occur at Putnam, the defendants knew or should have known that the investment of the plans’ funds in MMC stock and the Putnam Funds was imprudent and that the defendants breached their fiduciary duties to the plan participants in making these investments. The ERISA Actions seek unspecified damages and equitable relief, including the restoration to the plans of all profits the defendants allegedly made through the use of the plans’ assets, an order compelling the defendants to make good to the plans all losses to the plans allegedly resulting from defendants’ alleged breaches of their fiduciary duties, and the imposition of a constructive trust on any amounts by which any defendant allegedly was unjustly enriched at the expense of the plans. On September 15, 2006, the ERISA Action regarding the Putnam Profit Sharing Retirement Plan was dismissed against all defendants; the plaintiff has appealed that decision. In November 2006 the parties agreed to stay the ERISA Action regarding the MMC Stock Investment Plan.

•

A number of the Putnam Funds have been named as defendants in a purported class action brought on behalf of certain holders of the funds’ Class B shares who either (i) held such shares and were subject to certain contingent deferred sales charges (“CDSCs”) as of October 28, 2003, or (ii) were assessed a CDSC for redeeming such shares on or after October 28, 2003. Plaintiff alleges that Putnam engaged in misconduct constituting a breach of contract and breach of the covenant of good faith and fair dealing with purported class members by allowing market-timing. Plaintiff seeks, among other things, actual damages or statutory damages of $25 for each class member (whichever is greater) and relief from paying a CDSC for redeeming Class B shares. In August 2005, this action was transferred to the consolidated proceedings in the United States District Court for the District of Maryland, described above.

Putnam has agreed to indemnify the Putnam Funds for any liabilities arising from market-timing activities, including those that could arise in the above securities litigations, and MMC has agreed to guarantee Putnam’s obligations in that regard.

As discussed more fully in Article 11.02(a)(iii) of the Putnam Sale Agreement, MMC will indemnify GWL for any Damages (as defined in the Putnam Sale Agreement) arising from any claim, action, suit, investigation, proceeding or inquiry currently pending or arising before December 31, 2008, that results from any alleged “market timing” activity in trading by any person in the Putnam Funds (including frequent trading and late trading), as that term was used in the proceedings brought by the SEC and the Massachusetts Securities Division that were the subject of the Putnam Trading Settlements, to the extent the alleged activity occurs before the closing of the sale of Putnam.

Other Putnam Litigation

•

Putnam and Putnam Retail Management Limited Partnership have been sued in the United States District Court for the District of Massachusetts for alleged violations of Section 36(b) of the Investment Company Act of 1940 in connection with the receipt of purportedly excessive advisory and distribution fees paid by certain Putnam Funds in which plaintiffs purportedly owned shares (the “Putnam Excessive Fee Litigation”). Plaintiffs seek, among other things, to recover certain advisory and distribution fees paid to defendants by those funds beginning one year prior to the filing of the complaint, rescission of the management and distribution agreements between defendants and the funds, and a prospective reduction in fees. In January 2006, the court granted defendants’ motion for partial summary judgment, limiting the scope of the suit to the fees paid by five Putnam Funds. Plaintiffs filed a new complaint which seeks the same form of relief as the original complaint, is limited to the fees paid by the five funds at issue, and seeks relief for a period after the filing of the original complaint. In February 2007, the Court denied defendants’ motion to stay the new complaint and granted plaintiffs’ motion to consolidate the two cases. The parties are engaged in fact discovery.

As described more fully in Section 11.02(a)(iii) of the Putnam Sale Agreement, MMC will indemnify GWL for any Damages (as defined in the Putnam Sale Agreement) arising under (i) the Putnam Excessive Fee Litigation and (ii) any further claim, action, suit, investigation, proceeding or inquiry arising before the third anniversary of the closing of the sale of Putnam that results from the same specific conduct (i.e. the same particular actions or conduct at the same particular time and involving the same mutual funds) involving “excessive fees” purportedly violating Section 36(b) of the Investment Company Act that is the subject of the Putnam Excessive Fee Litigation.

•

Certain Putnam entities have been named as defendants in a suit brought in the District Court of Travis County, Texas by a former institutional client, the Employee Retirement System of Texas. Plaintiff alleges that Putnam breached its investment management advisory agreement and did not make appropriate disclosures at the time the investment management advisory agreement was executed.

Other Governmental Inquiries Relating to MMC and its Subsidiaries

•

Since early 2003, the SEC has issued two subpoenas to MMC or its affiliates and has made additional requests for information relating to the SEC’s investigation of loss mitigation products. MMC and its subsidiaries have received similar inquiries from regulators and other authorities in several states. In April 2005, the Office of Insurance Regulation in the State of Florida issued a subpoena to MMC’s subsidiary Guy Carpenter & Company, Inc. concerning certain reinsurance products. In May 2005, the Office of Insurance and Fire Safety Commissioner in the State of Georgia issued a subpoena to MMC that requested, among other things, information relating to finite insurance placements. In May 2005, the Office of the Attorney General in the State of Connecticut issued a subpoena to MMC concerning finite insurance. MMC and its subsidiaries are cooperating with these and other informal inquiries relating to loss mitigation products.

•

In February 2005, the DOL served a subpoena on MMC seeking documents pertaining to services provided by MMC subsidiaries to employee benefit plans, including documents relating to how such subsidiaries have been compensated for such services. The request also sought information concerning market service agreements and the solicitation of bids from insurance companies in connection with services to employee benefit plans. MMC is cooperating with the DOL.

•

In December 2004, MMC received a request for information pursuant to a formal investigation commenced by the SEC. The request for information seeks documents concerning related-party transactions of MMC or MMC subsidiaries in which transactions a director, executive officer or 5% stockholder of MMC had a direct or indirect material interest. In April 2005, MMC received a subpoena from the SEC broadening the scope of the original request. MMC is cooperating in the investigation. Certain current and former employees of MMC have testified in connection with this matter.

Other Matters Relating to MMC and its Subsidiaries

•

The governor of Alaska has introduced a bill in the state legislature seeking funding to institute a lawsuit against Mercer HR. We understand that the lawsuit, if instituted, would seek potentially significant damages relating to Mercer HR’s performance of consulting services for Alaska’s public employee pension fund.

•

MMC and its subsidiaries are subject to a significant number of other claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions (known as E&O’s) in connection with the performance of professional services. Some of these claims seek damages, including punitive damages, in amounts that could, if awarded, be significant. MMC provides for these exposures by a combination of third-party insurance and self-insurance. For policy years 2000-2001 and prior, substantial third-party insurance is in place above the annual aggregate limit of MMC’s self-insured retention, which was $50 million annually for policy years 1998-1999, 1999-2000 and 2000-2001. To the extent that expected losses exceed MMC’s self-insured retention in any policy year, MMC records an asset for the amount that MMC expects to recover under its third-party insurance programs. The policy limits and coverage terms of the third-party insurance vary to some extent by policy year, but MMC is not aware of coverage defenses or other obstacles to coverage that would limit recoveries in those years in a material amount. In policy years subsequent to 2000-2001, the availability of third-party insurance has declined substantially, which has caused MMC to assume increasing levels of self-insurance. MMC utilizes internal actuarial and other estimates, and case level reviews by inside and outside counsel, to establish loss reserves which it believes are adequate to provide for this self-insured retention.

These reserves are reviewed quarterly and adjusted as developments warrant.

•

In connection with its acquisition of U.K.-based Sedgwick Group in 1998, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited (“River Thames”), which MMC sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the “ILU”) by River Thames (such guarantee being hereinafter referred to as the “ILU Guarantee”). The policies covered by the ILU Guarantee are reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2006, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the ILU Guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies, a claimant may seek to recover from MMC under the ILU Guarantee.

•

From 1980 to 1983, MMC owned indirectly the English & American Insurance Company (“E&A”), which was a member of the ILU. The ILU required MMC to guarantee a portion of E&A’s obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guarantee in exchange for MMC’s agreement to post an evergreen letter of credit that is available to pay claims by policyholders on certain E&A policies issued through the ILU and incepting between July 3, 1980 and October 6, 1983. In April, 2006, a lawsuit was commenced in the Commercial Court in London against MMC and the ILU by an assignee of an E&A policyholder that purports to have a claim against the MMC letter of credit in the amount of approximately $8.5 million and seeks a judicial declaration of its rights as an assignee of a policyholder claim. MMC is contesting the claim. MMC anticipates that additional claimants may seek to recover against the letter of credit.

The proceedings and other matters described in this Note 16 on Claims, Lawsuits and Other Contingencies may expose MMC to liability for significant monetary damages and other forms of relief. Where a loss is both probable and reasonably estimable, MMC has established reserves in accordance with SFAS No. 5, “Accounting for Contingencies”. Except as specifically set forth above, MMC’s management is unable, at the present time, to provide a reasonable estimate of the range of possible loss attributable to the foregoing matters or the impact they may have on MMC’s consolidated results of operations or financial position (over and above MMC’s existing loss reserves) or MMC’s cash flows (to the extent not covered by insurance). The principal reasons for this are that many of these cases, particularly the matters related to “market service agreements” and “market-timing”, remain in their early stages and only limited discovery, if any, has taken place. Thus, at this time, it is not possible to reasonably estimate the possible loss or range of loss on these matters. Adverse determinations in one or more of the matters discussed above could have a material impact on MMC’s financial condition or the results of MMC’s operations in a future period.

17. Segment Information

MMC’s organization structure and segment reporting is based on the types of services provided. Under this organizational structure, MMC’s business segments are:

•	Risk and Insurance Services, comprising insurance services (Marsh), reinsurance services (Guy Carpenter), and Risk Capital Holdings;
•	Risk Consulting & Technology (Kroll);
•	Consulting, including Mercer Human Resource Consulting and Mercer’s Specialty Consulting businesses; and
•	Investment Management (Putnam).

The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. The information in the following table excludes the results of Putnam, Kroll Securities International, Crump, Price Forbes and SCMS, which are classified as discontinued operations. Revenues are attributed to geographic areas on the basis of where the services are performed. Segment performance is evaluated based on segment operating income, which includes investment income and losses attributable to each segment, directly related expenses, and charges or credits related to integration and restructuring but not MMC corporate-level expenses. Starting in the first quarter of 2006 segment results also include stock option expense, described in more detail below.

Change in Segment Measurement

MMC adopted SFAS 123(R), “Share-Based Payment” effective July 1, 2005. As a result, MMC incurred incremental costs, primarily related to stock options, of $64 million for the third and fourth quarters of 2005. These costs are recorded in Corporate. Starting in the first quarter of 2006, MMC changed the measurement of its segment results to include the cost of stock options. For the twelve months ended December 31, 2006, expenses charged to continuing operations related to stock options totaled $102 million: Risk and Insurance Services - $47 million, Risk Consulting & Technology - $2 million, Consulting - $41 million, and Corporate - $12 million.

Selected information about MMC’s operating segments and geographic areas of operation follow:

For the Years Ended							Depreciation
December 31,			Operating		Total		and	Capital
(In millions of dollars)	Revenue		Income		Assets		Amortization	Expenditures
2006–
Risk and Insurance Services	$5,463	(a)	$677		$9,651		$230	$133
Risk Consulting & Technology	979	(b)	149		2,363		90	46
Consulting	4,225	(c)	466		3,804		92	88
Total Operating Segments	$10,667		$1,292		$15,818		$412	$267
Corporate/Eliminations	(120)		(137	)(d)	398	(e)	11	6
Assets of Discontinued Operations	—		—		1,921		—	34
Total Consolidated	$10,547		$1,155		$18,137		$423	$307

2005–
Risk and Insurance Services	$5,592	(a)	$305		$11,465		$221	$153
Risk Consulting & Technology	872	(b)	121		2,524		84	54
Consulting	3,802	(c)	451		3,595		96	83
Total Operating Segments	$10,266		$877		$17,584		$401	$290
Corporate/Eliminations	(184)		(287	)(d)	(1,165	)(e)	11	2
Assets of Discontinued Operations	—		—		1,473		—	53
Total Consolidated	$10,082		$590		$17,892		$412	$345

2004–
Risk and Insurance Services	$6,205	(a)	$84		$9,428		$225	$223
Risk Consulting & Technology	371	(b)	45		2,284		33	21
Consulting	3,637	(c)	409		3,858		99	55
Total Operating Segments	$10,213		$538		$15,570		$357	$299
Corporate/Eliminations	(187)		(56	)(d)	1,316	(e)	14	14
Assets of Discontinued Operations	—		—		1,612		—	63
Total Consolidated	$10,026		$482		$18,498		$371	$376

(a)	Includes interest income on fiduciary funds ($180 million in 2006, $151 million in 2005 and $130 million in 2004).
(b)	Includes inter-segment revenue ($12 million in 2006, $27 million in 2005 and $2 million in 2004).
(c)	Includes inter-segment revenue ($108 million in 2006, $154 million in 2005 and $173 million in 2004).
(d)

Corporate expenses in 2006 include a $74 million credit for the gain from the sale of five (5) floors of MMC’s New York headquarters building. Corporate expenses in 2005 include $64 million of incremental expense, primarily related to stock options, resulting from the implementation of SFAS 123(R) effective July 1, 2005. Corporate expenses in 2004 include a credit of $105 million related to an insurance settlement.

(e)	Corporate assets primarily include unallocated goodwill, insurance recoverables, pension related assets, a portion of MMC’s headquarters building and intercompany eliminations.

Operating Segment Revenue by Product is as follows:

For the Years Ended December 31, (In millions of dollars)	2006	2005	2004

Risk & Insurance Services
Insurance Services	$4,390	$4,567	$5,166
Reinsurance Services	880	836	859
Risk Capital Holdings	193	189	180

Total Risk & Insurance Services	5,463	5,592	6,205

Risk Consulting & Technology	979	872	371

Consulting
Human Resource Consulting	3,021	2,794	2,786
Specialty Consulting	1,204	1,008	851

Total Consulting	4,225	3,802	3,637

Total Operating Segments	$10,667	$10,266	$10,213

Corporate/Eliminations	(120)	(184)	(187)

Total	$10,547	$10,082	$10,026

Information by geographic area is as follows:

For the years ended December 31, (In millions of dollars)	2006	2005	2004

Geographic Area:
External Revenue —
United States	$5,436	$5,351	$5,369
United Kingdom	1,990	1,941	2,018
Continental Europe	1,540	1,452	1,443
Other	1,701	1,522	1,383

	$10,667	$10,266	$10,213

Corporate/Eliminations	(120)	(184)	(187)

	$10,547	$10,082	$10,026

December 31, (In millions of dollars)

Fixed Assets —
United States	$593	$715	$799
United Kingdom	224	229	305
Continental Europe	80	74	85
Other	93	90	86

	$990	$1,108	$1,275

Segment Reclassifications for Discontinued Operations

The following table provides reclassified prior period reported amounts to reflect discontinued operations classification for Putnam.

	Three Months Ended (unaudited)				Twelve Months Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,

2006
Operating Income (Loss):
Risk and Insurance Services	$268	$139	$143	$127	$677
Risk Consulting & Technology	24	42	38	45	149
Consulting	113	124	112	117	466
Corporate	(68)	(42)	(49)	22	(137)

	337	263	244	311	1,155

Interest Income	15	12	15	18	60

Interest Expense	(78)	(78)	(75)	(72)	(303)

Income Before Income Taxes and
Minority Interest, Net of Tax	274	197	184	257	912

Income Taxes	73	64	48	87	272

Minority Interest Expense, Net of Tax	1	2	3	2	8

Income From Continuing Operations	200	131	133	168	632

Discontinued Operations, Net of Tax	216	41	43	58	358

Net Income	$416	$172	$176	$226	$990

Basic Income Per Share – Continuing Operations	$0.37	$0.24	$0.24	$0.31	$1.15

Diluted Income Per Share – Continuing Operations	$0.36	$0.24	$0.24	$0.30	$1.14

2005
Operating Income (Loss):
Risk and Insurance Services	$137	$86	$20	$62	$305
Risk Consulting & Technology	37	34	34	16	121
Consulting	110	130	117	94	451
Corporate	(73)	(30)	(69)	(115)	(287)

	211	220	102	57	590

Interest Income	9	10	12	13	44

Interest Expense	(69)	(73)	(111)	(79)	(332)

Income Before Income Taxes and
Minority Interest, Net of Tax	151	157	3	(9)	302

Income Taxes	46	40	(14)	23	95

Minority Interest Expense, Net of Tax	1	1	2	2	6

Income From Continuing Operations	104	116	15	(34)	201

Discontinued Operations, Net of Tax	30	50	54	69	203

Net Income	$134	$166	$69	$35	$404

Basic Income Per Share – Continuing Operations	$0.19	$0.22	$0.03	$(0.06)	$0.37

Diluted Income Per Share – Continuing Operations	$0.19	$0.22	$0.03	$(0.06)	$0.37

18. Subsequent Event

On February 1, 2007, MMC entered into a stock purchase agreement with Great-West Lifeco Inc. (“GWL”), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL will purchase Putnam Investments Trust for $3.9 billion in cash. The sale includes Putnam’s interest in the T.H. Lee private equity business. The purchase price is subject to possible adjustment based on (i) changes in Putnam’s adjusted stockholders’ equity between September 30, 2006 and closing and (ii) any decline below an agreed threshold in Putnam’s adjusted asset management revenue between December 31, 2006 and closing. MMC expects the sale of Putnam to close in mid-2007.

The following table provides reclassified prior period reported amounts to reflect discontinued operations classification for Investment Management:

	Three Months Ended (Unaudited)

2006	March 31,	June 30,	Sept. 30,	Dec. 31,	Full Year

Segment Revenue as Reported	$3,053	$3,000	$2,915	$3,084	$12,052
Less: Putnam	(345)	(339)	(342)	(359)	(1,385)
Corporate Eliminations	(34)	(27)	(41)	(18)	(120)

Total Revenue	$2,674	$2,634	$2,532	$2,707	$10,547

Segment Expense as Reported	$2,652	$2,661	$2,594	$2,687	$10,594
Less:
Putnam Compensation & Benefits	(156)	(152)	(146)	(144)	(598)
Putnam Other Expenses	(125)	(111)	(119)	(129)	(484)
Corporate Eliminations	(34)	(27)	(41)	(18)	(120)

Total Expenses	$2,337	$2,371	$2,288	$2,396	$9,392

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 31, 2006 and SFAS No. 123(R), “Share-Based Payment,” effective July 1, 2005.

As discussed in Note 1 to the financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York
February 28, 2007
June 4, 2007 as to Notes 1, 2, 5, 6, 7, 8, 10, 12, 13, 17, and 18

Marsh & McLennan Companies, Inc. and Subsidiaries
SELECTED QUARTERLY FINANCIAL DATA AND
SUPPLEMENTAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(In millions of dollars, except per share figures)
2006:
Revenue	$2,674	$2,634	$2,532	$2,707
Operating income	$337	$263	$244	$311
Income from continuing operations	$200	$131	$133	$168
Income from discontinued operations	$216	$41	$43	$58
Net income	$416	$172	$176	$226

Basic Per Share Data:
Income from continuing operations	$0.37	$0.24	$0.24	$0.31
Income from discontinued operations	$0.39	$0.07	$0.08	$0.10
Net income	$0.76	$0.31	$0.32	$0.41

Diluted Per Share Data:
Income from continuing operations	$0.36	$0.24	$0.24	$0.30
Income from discontinued operations	$0.39	$0.07	$0.07	$0.10
Net income	$0.75	$0.31	$0.31	$0.40
Dividends Paid Per Share	$0.17	$0.17	$0.17	$0.17

2005:
Revenue	$2,657	$2,581	$2,391	$2,453
Operating income	$211	$220	$102	$57
Income (loss) from continuing operations	$104	$116	$15	$(34)
Income from discontinued operations	$30	$50	$54	$69
Net income	$134	$166	$69	$35

Basic Per Share Data:
Income (loss) from continuing operations	$0.19	$0.22	$0.03	$(0.06)
Income from discontinued operations	$0.06	$0.09	$0.10	$0.12
Net income	$0.25	$0.31	$0.13	$0.06

Diluted Per Share Data:
Income (loss) from continuing operations	$0.19	$0.22	$0.03	$(0.06)
Income from discontinued operations	$0.06	$0.09	$0.09	$0.12
Net income	$0.25	$0.31	$0.12	$0.06
Dividends Paid Per Share	$0.17	$0.17	$0.17	$0.17

As of February 20, 2007, there were 9,468 stockholders of record.

The table above reflects the reclassification of Kroll Security International as a discontinued operation.